UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HAMILTON BEACH BRANDS HOLDING COMPANY

(Name of Registrant as Specified in its Charter)

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HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

NOTICE OF ANNUAL MEETING

The Annual Meeting of stockholders (the “Annual Meeting”) of Hamilton Beach Brands Holding Company (the “Company”) will be held on Tuesday, May 18, 2021 at 11:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To approve the amended and restated Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan;

3.	To approve, on an advisory basis, the Company’s Named Executive Officer compensation;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and

5.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 22, 2021 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2021 Proxy Statement and Card are being mailed to stockholders commencing on or about April 5, 2021.

We currently intend to hold our Annual Meeting in person; however, we are actively monitoring the coronavirus (COVID-19) pandemic. We are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting webpage which can be accessed at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials for updated information.

Dana B. Sykes

Secretary

April 5, 2021

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone (1-800-652-8683) or over the Internet (www.investorvote.com/HBB) or by completing and mailing the enclosed form of proxy. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the Internet or telephone. A self-addressed envelope is enclosed and no postage is required if mailed in the United States. If you wish to attend the meeting and vote in person, you may do so.

The Company’s Annual Report for the year ended December 31, 2020 is being mailed to stockholders with the 2021 Proxy Statement. The 2020 Annual Report contains financial and other information about the Company but is not incorporated into the 2021 Proxy Statement and is not considered part of the proxy soliciting material. You should also note that other information contained on or accessible through our website other than the 2021 Proxy Statement is not incorporated by reference into the 2021 Proxy Statement and you should not consider that information to be part of the 2021 Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders To Be Held on May 18, 2021: The 2021 Proxy Statement and

2020 Annual Report are available, free of charge, at

https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials by clicking on the “2021 Annual Meeting Materials” link.

HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

PROXY STATEMENT — APRIL 5, 2021

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Hamilton Beach Brands Holding Company, a Delaware corporation (the “Company,” “Hamilton Beach Holding,” “we,” “our” or “us”), of proxies to be used at the annual meeting of our stockholders to be held on May 18, 2021 (the “Annual Meeting”). This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about April 5, 2021.

If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

Proposal	Description	Board Vote Recommendation	Page Reference for More Detail
1	Election of eleven director nominees named in this Proxy Statement	FOR	10
2	Approval of the amended and restated Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan	FOR	15
3	Approval, on an advisory basis, of the Company’s Named Executive Officer compensation	FOR	19
4	The ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2021	FOR	21
N/A	Any other matter properly brought before the Board	As recommended by the Board or, if no recommendation is given, in the proxy holders’ own discretion	N/A

The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later-dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

Stockholders of record at the close of business on March 22, 2021 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 9,815,504 outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common”), entitled to vote at the Annual Meeting and 4,042,865 outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Common”), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the eleven directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.

At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws (“Bylaws”), the inspectors of election appointed by the Board for the Annual Meeting will determine the presence of a quorum and tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat (1) properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting and (2) proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting (the “broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Proposal 1 is to elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Our Bylaws provide that our directors are elected by a plurality vote. Shares for which authority is withheld to vote for director nominees and broker non-votes will have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a larger number of votes. In accordance with Delaware law and our Bylaws, the eleven director nominees receiving the greatest number of votes will be elected directors.

Proposal 2 is to approve the amended and restated Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 2, provided that, for New York Stock Exchange (“NYSE”) purposes, abstentions will be counted and have the same effect as “against” votes. Broker non-votes, however, will not be treated as votes cast, so they will not affect the outcome of Proposal 2.

Proposal 3 is an advisory vote on the Company’s Named Executive Officer compensation. Although Proposal 3 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our executive compensation. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 3. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 3.

Proposal 4 is an advisory vote on the ratification of the appointment of EY as our independent registered public accounting firm for 2021. Although Proposal 4 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our appointment of EY as our independent registered public accounting firm for 2021. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 4. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 4.

We are not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares represented by such proxy card.

In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date(s), without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART I – CORPORATE GOVERNANCE INFORMATION

About Hamilton Beach Holding

Hamilton Beach Holding is an operating holding company and operates through its wholly-owned subsidiary Hamilton Beach Brands, Inc. (“HBB”). HBB is a leading designer, marketer, and distributor of branded, small electric household and specialty housewares appliances as well as commercial products for restaurants, bars, and hotels. HBB operates in the consumer, commercial, and specialty small appliance markets.

Board Composition

Our Board currently consists of eleven directors. Directors are elected at each annual meeting to serve for one-year terms or until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. Biographical information and qualifications of our directors are included under “Proposal 1 - Election of Directors.”

Board Leadership Structure

Under the Company’s current leadership structure, the Company’s roles of Chairman and Chief Executive Officer are separated, enabling Gregory H. Trepp, our President and Chief Executive Officer to focus on managing the Company and the HBB business and Alfred M. Rankin, Jr., our Chairman, to devote his time and attention to matters of strategic oversight, Board oversight and governance. The Board believes that Mr. Rankin possesses in-depth knowledge of the issues, opportunities and challenges facing the Company and our business. Because of this knowledge and insight, the Board believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, Mr. Rankin is able to:

•	focus our Board on the most significant strategic goals and risks of our business;

•	utilize the individual qualifications, skills and experience of the other Board members to maximize their contributions to our Board;

•	ensure that each Board member has sufficient knowledge and understanding of our business to enable such member to make informed judgments;

•	facilitate the flow of information between our Board and our management;

•	provide consultation and advice to our management on significant business matters and strategic initiatives;

•	provide experience regarding the responsibilities of being a public company; and

•	provide the perspective of a long-term stockholder.

This Board leadership structure also enhances the effectiveness of the HBB board of directors, which has a parallel structure to the Company’s Board and provides oversight at the strategic and operational level. Each director who serves on our Board is also a member of the subsidiary HBB board of directors. Our Chairman also serves as the Chairman of the HBB board of directors. This structure provides a common and consistent presence that enables the HBB board of directors to function effectively and efficiently.

We do not assign a lead independent director, but the Chairman of our Compensation Committee presides at the regularly scheduled meetings of non-management directors.

In accordance with the Company’s Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer. This determination is made after considering relevant factors, including the specific needs of the business and the best interests of the Company and its stockholders. The Board believes that its current leadership structure is appropriate and meets the Company’s current needs. The Board will regularly assess its leadership structure to determine whether the leadership structure is the most appropriate for the Company at the time.

Controlled Company Status

Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families, we may be a “controlled company,” as defined in Section 303A of the listing standards of the NYSE. Under the listing standards of the NYSE, a controlled company, is not required to comply with certain corporate governance requirements, including the requirements to have a majority of independent directors and a nominating and corporate governance committee and a compensation committee composed entirely of independent directors with written charters and annual performance evaluations for each committee.

Our Board evaluates its governance practices annually and has elected not to make use of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, at least a majority of the members of our Board are independent, as described in the NYSE listing standards. Also, our Compensation Committee, Audit Review Committee and Nominating and Corporate Governance Committee (the “NCG Committee”) are all composed entirely of independent directors. As described in more detail below, each committee has a written charter that describes the purpose and responsibilities of the committee, and each committee conducts an annual evaluation of its performance based on the responsibilities set forth in their respective charters.

Directors’ Independence

In making a determination as to the independence of our directors, our Board considered Section 303A of the NYSE listing standards and broadly considered the materiality of each director’s relationship with us. Based on this criteria, our Board has determined that the following directors are independent:

Mark R. Belgya	Paul D. Furlow
Michael S. Miller	John P. Jumper
James A. Ratner	Dennis W. LaBarre

Board Oversight of Risk Management

The Board oversees our risk management. The full Board (as supplemented by the appropriate Board committee in the case of risks that are overseen by a particular committee) regularly reviews information provided by management in order for our Board to oversee our risk identification, risk management and risk mitigation strategies. Our Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. The full Board incorporates the insight provided by these reports into its overall risk management analysis.

Directors’ Meetings and Attendance

Our Board held nine meetings in 2020. During their tenure in 2020, all of the directors attended at least 75% of the total meetings held by our Board and the committees on which they served.

In accordance with NYSE rules, our non-management directors are scheduled to meet in executive session, without management, once a year. The Chairman of the Compensation Committee typically presides at such meeting. Additional meetings of the non-management directors may be scheduled when the non-management directors believe such meetings are desirable. The determination of which director should preside at any such additional meetings will be made based on the subject matter to be discussed at each such meeting. Meetings of the non-management directors were held on February 11, 2020 and February 23, 2021. Only independent directors attended those meetings.

We hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors who were directors on the date of our 2020 annual meeting of stockholders attended the annual meeting in person.

Board Committees

Our Board has an Audit Review Committee, a Compensation Committee, the NCG Committee, a Planning Advisory Committee, and an Executive Committee.

The table below shows the current directors, the members of each committee and the number of meetings held in 2020:

Director	Independent	Audit Review	Compensation	NCG	Planning Advisory	Executive
Mark R. Belgya	Yes	X	X		X
J.C. Butler, Jr.	No				X	X
Paul D. Furlow	Yes	X		X	X
John P. Jumper	Yes	X	X	X
Dennis W. LaBarre	Yes	X	X	Chair		X
Michael S. Miller	Yes	Chair	X	X		X
Alfred M. Rankin, Jr.	No				Chair	Chair
Thomas T. Rankin	No
James A. Ratner	Yes	X	Chair	X		X
Gregory H. Trepp	No					X
Clara R. Williams	No				X
2020 Meetings		12	7	3	3	0

Description of Committees

The responsibilities of the Audit Review Committee, Compensation Committee, and Nominating and Corporate Governance Committee are set forth in each committee’s charter; all of which are available on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

Audit Review Committee. The Audit Review Committee has responsibilities in its charter with respect to:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection, compensation, retention and oversight of our independent registered public accounting firm;

•	the performance of our internal audit department and independent registered public accounting firm;

•	assisting our Board and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.

Our Board has determined that:

•	each of Messrs. Belgya and Miller qualify as audit committee financial experts as defined in the rules issued by the U.S. Securities and Exchange Commission (“SEC”); and

•	all members of the Audit Review Committee are independent and financially literate, as described in the listing standards of the NYSE and under the rules of the SEC.

Compensation Committee. The Compensation Committee has responsibilities in its charter with respect to the administration of our policies for compensating our employees, including our executive officers and directors. Among other things, these responsibilities include:

•	the review and approval of corporate goals and objectives relevant to executive compensation;

•	the evaluation of the performance of the Chief Executive Officer (“CEO”) and other executive officers in light of our corporate goals and objectives;

•	the determination and approval of CEO and other executive officer and senior manager compensation;

•	the consideration of whether the risks arising from our employee compensation policies are reasonably likely to have a material adverse effect on us;

•

the making of recommendations to our Board, where appropriate or required, and the taking of other actions with respect to all other compensation matters that are subject to Board approval, including incentive plans and equity-based plans;

•	the periodic review of director compensation; and

•	to the extent required, review and approval of the Compensation Discussion and Analysis and the preparation of the annual Compensation Committee Report to be included in our Proxy Statement.

The Compensation Committee may, in its discretion, delegate duties and responsibilities to one or more subcommittees or, in appropriate cases, to our senior managers. The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally-recognized compensation consulting firm, discussed herein under “Compensation Consultant.” The Board has determined that each member of the Compensation Committee is independent, as defined in the SEC rules and the NYSE listing standards.

Nominating and Corporate Governance Committee. Among other things, the NCG Committee’s responsibilities contained in its charter include:

•	the review and making of recommendations to our Board of the criteria for membership on our Board;

•	the review and making of recommendations to our Board of the optimum number and qualifications of directors believed to be desirable;

•	the identification and making of recommendations to our Board of specific candidates for membership on our Board;

•	the review and making of recommendations to our Board of the structure and composition of the Board’s committees;

•	reviewing and, where appropriate, recommending changes to our Corporate Governance Guidelines;

•	overseeing evaluations of the Board’s effectiveness; and

•	annually reporting to the Board the NCG Committee’s assessment of our Board’s performance.

The Board has determined that each member of the NCG Committee is independent, as defined in the NYSE listing standards. The NCG Committee will consider director candidates recommended by our stockholders. See the section herein entitled “Procedures for Submission and Consideration of Director Candidates.” The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., regarding the composition of our Board.

Planning Advisory Committee. The Planning Advisory Committee has the responsibilities set forth in its charter, including:

•	acting as a key participant, resource and advisor on various operational and strategic matters;

•	reviewing and advising on a preliminary basis possible acquisitions, divestitures or other transactions identified by management for possible consideration by the full Board;

•	considering and recommending to the Board special advisory roles for directors who are not members of the Committee; and

•	providing general oversight on behalf of the Board with respect to stockholder interests and the Company’s evolving structure and stockholder base.

Executive Committee. The Executive Committee may exercise all of the powers of our Board over the management and control of our business during the intervals between meetings of our Board.

Code of Conduct

We have adopted a Code of Corporate Conduct that applies to all of our directors and employees and is designed to provide guidance on how to act legally and ethically while performing work for Hamilton Beach Holding. We have also adopted Corporate Governance Guidelines that provide a framework for the conduct of our Board. The Code of Corporate Conduct, the Corporate Governance Guidelines and our Independence Standards for Directors are available free of charge on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

All of our directors and senior management employees annually complete certifications with respect to their compliance with our Code of Corporate Conduct.

Hedging and Speculative Trading Policies

The Company prohibits directors, officers and certain designated employees from purchasing financial instruments, including pre-paid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any change in the market value of equity securities granted by the Company as part of his or her compensation or held, directly or indirectly, by the officer, director or employee. However, the Company does not prohibit employees who are not officers or designated employees from engaging in such transactions.

Shares of Class A Common that are issued to directors and certain senior management employees of the Company for compensatory purposes generally are subject to transfer restrictions (in other words, a required holding period) beginning on the last day of the applicable performance period. During this time frame, the shares may not be transferred (subject to certain exceptions), hedged or pledged. Directors and the most senior management employees of the Company are required to hold their shares for ten years while less senior management employees of the Company are required to hold shares for periods of either three years or five years. The Company has a policy that prohibits directors, officers and certain designated employees from pledging shares of non-restricted Class A or Class B Common without the Company’s consent.

Review and Approval of Related-Person Transactions

Alfred M. Rankin, Jr. is the brother of Thomas T. Rankin, the father of Clara R. Williams, and the father-in-law of J.C. Butler, Jr., each of whom are directors. As indicated herein on the Director Compensation Table, Mr. Thomas Rankin received $162,720, Ms. Williams received $153,275 and Mr. Butler received $171,155 in total compensation from the Company for their service as directors in 2020. Mr. Alfred M. Rankin, Jr. received $765,567 in total compensation from the Company for his service as a director and for services rendered pursuant to the consulting agreement between Mr. Rankin and the Company which had been approved by the Audit Review Committee for 2020. For 2021, the Audit Review Committee approved the renewal of the consulting agreement with Mr. Rankin. The Director Compensation Table in Part II contains details about these arrangements.

The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our Law Department is primarily responsible for the processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether we or a related person has a direct or indirect material interest in the transaction. In the course of its review, the Audit Review Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.

Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.

Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Communications with Directors

Our stockholders and other interested parties may communicate with our Board as a group, with the non-management directors as a group, or with any individual director by sending written communications to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors. However, any communications that are considered improper for submission will not be provided to the directors. Examples of communications that would be considered improper include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business, or communications that relate to improper or irrelevant topics.

Report of the Audit Review Committee

The Audit Review Committee oversees our financial reporting process on behalf of the Board. The Audit Review Committee is comprised solely of independent directors as defined by the SEC and described in the listing standards of the NYSE. The Audit Review Committee’s responsibilities are listed above in the section entitled “Description of Committees” and its charter is available at www.hamiltonbeachbrands.com/investors/corporate-governance. In fulfilling its oversight responsibilities, the Audit Review Committee reviewed and discussed with Company management the audited financial statements contained in our Annual Report.

The Audit Review Committee reviewed with EY, our independent auditor, which is responsible for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Review Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Review Committee has discussed with EY the firm’s independence from Company management and the Company, including the matters in the letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with EY’s independence. The Audit Review Committee also reviewed and discussed together with management and EY the Company’s audited financial statements for the year ended December 31, 2020, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed by the Company with the SEC.

MICHAEL S. MILLER, Chairman

MARK R. BELGYA	PAUL D. FURLOW	JOHN P. JUMPER
DENNIS W. LABARRE	JAMES A. RATNER

PART II – PROPOSALS TO BE VOTED ON AT THE 2021 ANNUAL MEETING

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominee Information

Our Board currently consists of eleven members. The directors will hold office from election until the next annual meeting or until their successors are elected (or, if applicable, until their death, resignation, or removal). All of the nominees presently serve as our directors and were elected at our 2020 annual meeting of stockholders.

It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees listed below unless contrary instructions are received. We have no reason to believe that any of the nominees will be unable to serve, if elected. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.

The disclosure below provides biographical information about each director nominee. The disclosure presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies for which the nominee currently serves as director or has served as director during the past five years. We also highlighted certain notable qualifications and skills that led our Board to conclude that each should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board. Each current director has also demonstrated a strong commitment of service to the Company.

Mark R. Belgya: Age 60; Director Since 2017
Retired Vice Chair and Chief Financial Officer of The J. M. Smucker Company since September 2020. From May 2018 to present, Director of the Fossil Group, Inc.

As Vice Chair and Chief Financial Officer of The J.M. Smucker Company, Mr. Belgya was responsible for oversight of the Finance, Internal Audit, Investor Relations, Information Services, Corporate Operations and Supply Chain functions. As a result of his 35 years of experience with the J.M. Smucker Company, Mr. Belgya brings to our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

J.C. Butler, Jr.: Age 60; Director Since 2017
President and Chief Executive Officer of NACCO Industries, Inc. (“NACCO”) since October 2017. President and Chief Executive Officer of North American Coal Corporation (NACoal, a wholly owned subsidiary of NACCO) since July 2015. Vice President - Finance, Treasurer and Chief Administrative Officer of NACCO from prior to 2016 to September 2017. Senior Vice President-Project Development and Administration and Mississippi Operations of NACoal from July 2014 to July 2015. Director of Hyster-Yale Materials Handling, Inc. since prior to 2016 and of NACCO since September 2017. Director of Midwest AgEnergy Group, a developer and operator of ethanol facilities in North Dakota, since January 2014. Serves on the board of the National Mining Association.

With over 20 years of service as a member of management at NACCO while we were its wholly-owned subsidiary, Mr. Butler has extensive knowledge of our operations and strategies.
Paul D. Furlow: Age 51; Director Since 2019
Co-Founder/Co-President of Dixon Midland Company (a private equity investment firm) since 1998.

With over 20 years of experience as the Co-President of a private equity investment firm and member of the Boards of Directors of several of the companies in which his firm holds investments, Mr. Furlow brings to the Board the unique perspective of a professional investor. In addition, Mr. Furlow’s experience as Co-President of an industrial lighting manufacturing company will allow him to provide valuable insight to the Board on matters related to operations and strategic planning.

John P. Jumper: Age 76; Director Since 2017
Retired Director and former Chairman and CEO of Leidos Holdings, Inc. (an applied technology company) and Retired Chief of Staff, United States Air Force. From prior to 2016 to present, Director of NACCO Industries, Inc. From prior to 2016 to present, Director of Hyster-Yale Materials, Handling, Inc.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. In addition, General Jumper’s service on the boards of other publicly traded corporations and his experience as Chairman and CEO of two major publicly traded companies allow him to provide valuable insight to the Board on matters of corporate governance and executive compensation policies and practices.

Dennis W. LaBarre: Age 78; Director Since 2017
Retired Partner of Jones Day (a law firm). From prior to 2016 to present, Director of Hyster-Yale Material Handling, Inc. From prior to 2016 to present, Director of NACCO Industries, Inc.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly-traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he was a member of senior management of a major international law firm for more than 30 years. These experiences enable him to provide our Board with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on the NACCO Board and through his involvement with its committees.

Michael S. Miller: Age 69; Director Since 2017
Retired Managing Director of The Vanguard Group. From prior to 2016 to present, Director of Vanguard’s Irish-domiciled funds and management company. From 2016 to present, Director of NACCO Industries, Inc. From March 2021 to present, Board Trustee of Vanguard Charitable.

Mr. Miller’s qualifications to serve on our Board include his experience in senior management of a major financial services and investment management company, his experience as a partner of a major law firm, and his service on the boards of many academic and civic institutions. Mr. Miller provides our Board with financial, legal, compliance/risk management and strategic planning expertise gained through his careers in finance and law and his service on the audit committees of Vanguard’s Irish-domiciled funds and management company and, prior to his retirement, various audit committees of Vanguard’s affiliated companies.

Alfred M. Rankin, Jr.: Age 79; Director Since 2017
Non-Executive Chairman of the Company and its principal subsidiary, Hamilton Beach Brands, Inc. From September 2017 to December 2018, Executive Chairman of the Company. From prior to 2016 to present, Chairman and Chief Executive Officer of Hyster-Yale and Chairman of Hyster Yale Group. From prior to 2016 to February 2021, President of Hyster-Yale. From September 2017 to present, Non-Executive Chairman of NACCO, and from prior to 2016 Chairman of NACCO’s principal subsidiary, North American Coal Corporation. From prior to 2016 to September 2017, Chairman, President, and CEO of NACCO.

In over 45 years of service as a Director of NACCO, our former parent company, and as a Senior Manager at NACCO, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insights resulting from his service on the boards of other publicly traded corporations and the Federal Reserve Bank of Cleveland. Mr. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.
Thomas T. Rankin: Age 73; Director Since 2017
Retired Owner and President of Cross Country Marketing (a private food brokerage firm). Mr. Rankin has also served, in recent years, as a Director of our principal wholly owned subsidiary, Hamilton Beach Brands, Inc.

Mr. Rankin is the grandson of the founder of NACCO Industries and brings the perspective of a long-term stockholder to our Board.
James A. Ratner: Age 76; Director Since 2017
Partner of RMS Investment Group, LLC (a real estate investment company). From December 2016 to December 2018, Non-Executive Chairman of Forest City Realty Trust, Inc. From prior to 2016 to 2017, Executive Vice President of Forest City Realty Trust, Inc. From prior to 2016 to September 2017, Director of NACCO Industries, Inc.

Mr. Ratner’s experience as Chairman and in senior management of a major publicly traded company provides our Board with valuable insight into corporate governance and strategy.
Gregory H. Trepp: Age 59; Director Since 2017
Director, President and Chief Executive Officer of Hamilton Beach Brands Holding Company from September 2017. From prior to 2016, Director, President and Chief Executive Officer of Hamilton Beach Brands, Inc.

With over 20 years of service in HBB’s senior management, including as the President and CEO, Mr. Trepp has extensive knowledge of the operations and strategies of our businesses and our industry.
Clara R. Williams: Age 50; Director Since 2020
President and founder of the Clara Williams Company (a jewelry manufacturing, marketing, and distribution company) since 2002. Director of the Company’s principal subsidiary, Hamilton Beach Brands, Inc., from September 2017 to present.

Prior to founding CWC, Ms. Williams held senior level positions in sales, marketing and business development with several large technology companies. Ms. Williams has considerable knowledge of our operations and strategies as a result of her service as a director of the Company’s primary operating company. Ms. Williams’ extensive business experience allows her to provide our Board with valuable insight on matters related to our marketing, sales and operations strategies.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.

Director Compensation

The following table sets forth all compensation each director received for their 2020 service as a director of the Company and as a director of our principal subsidiaries, other than Gregory H. Trepp. In addition to serving as a director, during 2020, Mr. Trepp served as President and CEO of Hamilton Beach Holding and HBB. Mr. Trepp did not receive any compensation during 2020 for service as a director. His compensation for service as CEO is shown herein on the Summary Compensation Table.

DIRECTOR COMPENSATION

For Fiscal Year Ended December 31, 2020

Name	(A) Fees Earned or Paid in Cash ($)(1)	(B) Stock Awards ($)(2)	(C) All Other Compensation ($)(3)	Total ($)
Mark R. Belgya	$80,028	$92,796	$7,896	$180,720
J.C. Butler, Jr.	$72,028	$92,796	$6,331	$171,155
Paul D. Furlow	$80,028	$92,796	$7,896	$180,720
John P. Jumper	$80,028	$92,796	$6,331	$179,155
Dennis W. LaBarre	$105,028	$92,796	$7,735	$205,559
Michael S. Miller	$100,028	$92,796	$6,331	$199,155
Alfred M. Rankin, Jr. (4)	$120,028	$139,208	$506,331	$765,567
Roger F. Rankin (5)	$24,738	$6,805	$6,487	$38,030
Thomas T. Rankin	$62,028	$92,796	$7,896	$162,720
James A. Ratner	$95,028	$92,796	$7,735	$195,559
Clara R. Williams (6)	$11,966	$135,227	$6,082	$153,275

(1)

Amounts in this column reflect the annual retainers and other fees earned by the directors in 2020 and paid in cash. They also include payment for fractional shares of Class A Common that were paid under the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan, referred to as the “Non-Employee Directors Plan,” described below.

(2)

Under the Non-Employee Directors Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common (the “Mandatory Shares”). They are also permitted to elect to receive all or part of the remainder of the retainers in the form of shares of Class A Common (the “Voluntary Shares”). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to directors under the Non-Employee Directors Plan, determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “FASB ASC Topic 718.” See Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2020 and December 31, 2019 for more information regarding the accounting treatment for our equity awards. All Mandatory Shares and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of the fiscal year ended December 31, 2020.

(3)

The amount listed includes: (i) Company-paid life insurance premiums in the amounts of $407 for Ms. Williams and $502 per director for each of the other directors except Mr. Roger Rankin; (ii) any Company-paid premiums for accidental death and dismemberment insurance for the director and his or her spouse; and (iii) with the exception of Messrs. Butler, Jumper, Miller and Alfred Rankin and Ms. Clara Williams, personal excess liability insurance for the directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the director and the director’s spouse under our matching charitable gift program in the amount of $5,000 for each director. The amount listed for Mr. Alfred M. Rankin, Jr. includes $500,000 for compensation received pursuant to his consulting arrangement with the Company as described in Note (4) below.

(4)

Mr. Alfred M. Rankin, Jr. retired from his position as the Executive Chairman of the Company effective December 31, 2018 and became the non-executive Chairman of the Board effective January 1, 2019. Mr.

Rankin and the Company entered into a consulting agreement pursuant to which Mr. Rankin receives a monthly consulting fee of $41,666.67. The consulting agreement is a one-year agreement that began on January 1, 2019 and will automatically renew for successive one-year periods unless either party provides written notice of the non-renewal at least thirty days prior to the expiration of the then current term. Our Audit Review Committee and Compensation Committee formally reviewed Mr. Rankin’s consulting agreement and the services provided thereunder and approved the renewal of the consulting agreement for 2021.

(5)

Mr. Roger F. Rankin resigned from the Board on February 10, 2020. The amount included in Column (A) of this table for Mr. Roger F. Rankin includes fees earned in the second, third and fourth quarter of 2020 for service on the board of directors of HBB.

(6)

Ms. Clara R. Williams was appointed to the Board on February 11, 2020. During 2020, Ms. Williams elected to receive a portion of her retainer in the form of Voluntary Shares, the value of which was equal to $49,252.63.

Additional Information Relating to the Director Compensation Table

The compensation program for non-employee directors is established by the Compensation Committee based on recommendations made by Korn Ferry, an independent compensation consultant. Korn Ferry performs an in-depth evaluation of our Director compensation program on a triennial basis, which evaluation last occurred in August 2020, and performs interim reviews annually. Korn Ferry utilizes the National Association of Corporate Directors survey of director compensation which contains data for 1,400 companies in 24 industries and focuses on small companies with $500 million to $1 billion in annual revenues.

In connection with its review of our director compensation program, Korn Ferry also reviews the compensation structure for our non-executive chairman which includes an annual retainer of $250,000 to serve as the non-executive chairman and $500,000 for consulting services Mr. Alfred M. Rankin, Jr. provides to the Company that are in addition to his responsibilities as non-executive chairman of the Board. Mr. Rankin has extensive executive management experience (including, long-tenured service as a CEO) and provides valuable advice and insight analyzing the Company’s development and implementation of its strategic priorities and risk management programs. Based on Korn Ferry’s most recent review of Mr. Rankin’s total compensation, the Compensation Committee has determined that Mr. Rankin’s compensation is reasonable for his duties and responsibilities and the services he provides and made no change for 2021.

Under the 2020 non-employee director compensation program, each non-employee director, except the Chairman of the Board, was entitled to receive the following compensation in 2020 for service on our Board and on our subsidiaries’ boards of directors:

Type of Compensation	Amount
Annual Board Retainer:	$162,000 ($100,000 of which is required to be paid in transfer-restricted shares of Class A Common)
Annual Committee Retainer:	$8,000 Audit Review Committee member ($5,000 for members of the other Board Committees except the Executive Committee; $0 for the Executive Committee)
Committee Chairman Retainer:	$20,000 Audit Review Committee Chairman; $15,000 Compensation Committee Chairman ($10,000 for Chairman of other Board Committees except the Executive Committee; $0 for the Executive Committee)

As the non-executive Chairman of the Board, Mr. Alfred M. Rankin, Jr. was entitled to receive an annual retainer of $250,000 ($150,000 of which is required to be paid in transfer-restricted shares of Class A Common). Mr. Rankin was also entitled to receive $5,000 per committee for his service on the Charitable Contributions Committee and the Planning Advisory Committee, and $10,000 for his service as Chair of the Planning Advisory Committee.

The retainers for all of the directors are paid quarterly in arrears. No meeting fees are paid, but each director is also reimbursed for expenses incurred as a result of attendance at meetings.

Under the Non-Employee Directors Plan, each non-employee director receives shares of Class A Common that are subject to restrictions (described below) that generally prohibit transfer of such shares for a period of ten years. Any fractional shares are paid in cash. The number of shares of Class A Common issued to a director is determined by the following formula:

the dollar value of the quarterly installment of the portion of the retainer that is required to be paid in transfer-

restriced shares of Class A Common

divided by

the average closing price of shares of Class A Common on the NYSE at the end of each week during such quarter.

These shares are fully vested on the date of issue, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, as previously mentioned, the directors are generally required to hold the shares for a period of up to ten years from the last day of the calendar quarter for which the shares were earned and, during that ten-year holding period, the shares cannot be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered except by will or by laws of descent and distribution, in the event of divorce pursuant to a qualified domestic relations order or to a trust or partnership for the benefit of the director or his or her spouse, children or grandchildren. The transfer restrictions lapse earlier in the event of:

•	death, permanent disability or five years from the date the director is no longer on the Board;

•	the date that a director is both no longer a member of our Board and has reached age 70; or

•	at such other time as determined by the Board in its sole discretion.

In addition, each director may elect to receive Class A Common in lieu of cash for up to 100% of the balance of the retainer. These Voluntary Shares are not subject to the foregoing restrictions. Under the Non-Employee Directors Plan, no director may receive more than 30,000 shares of Class A Common in any calendar year.

Each director also received (i) $50,000 in Company-paid life insurance; (ii) Company-paid accidental death and dismemberment insurance for the director and spouse; (iii) reimbursement of insurance premiums for personal excess liability insurance for specified directors; and (iv) up to $5,000 per year in matching charitable contributions.

PROPOSAL 2 – APPROVAL OF THE AMENDED AND RESTATED HAMILTON BEACH BRANDS HOLDING COMPANY NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION PLAN

We are asking our stockholders to approve the amended and restated Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan (“Amended Directors Plan”) that was approved by the Company’s Compensation Committee and adopted by the Board on February 23, 2021. The prior version of the plan document was previously approved by the stockholders in 2017 (“Current Directors Plan”). If approved by our stockholders, the Amended Directors Plan will succeed the Current Directors Plan.

Our principal reason for adopting the Amended Directors Plan is to increase the number of Class A Common available for issuance. The Amended Directors Plan provides that 300,000 shares may be issued or transferred under the Amended Directors Plan on or after May 18, 2021, in addition to the remaining shares available for issuance under the Current Directors Plan.

In approving the Amended Directors Plan, the Board made the following material changes, along with certain other clarifying revisions and non-substantive changes, to the Current Directors Plan:

•

Increase in Shares Available for Awards: Effective May 18, 2021, the number of shares of Class A Common under the Amended Directors Plan is 300,000 plus any additional shares that remain available for issuance under the Current Directors Plan originally effective September 29, 2017. For more information regarding the shares available for issuance, see the section below entitled “Why You Should Vote for Proposal 2.”

•

Extension of Plan Term: The Current Directors Plan provides that no Required Shares or Voluntary Shares (as such terms are defined below) may be issued under the Current Directors Plan on or after September 29, 2027. The Amended Directors Plan provides that no Required Shares or Voluntary Shares may be issued under the Amended Directors Plan on or after May 18, 2031.

Why You Should Vote for Proposal 2

The Amended Directors Plan authorizes our Board to provide quarterly retainers to our non-employee directors that are payable partly in cash and partly in shares of Class A Common to further align the interests of our non-employee Directors with the stockholders of the Company.

We believe our future success depends in part on our ability to attract, motivate, and retain high-quality non-employee directors. The ability to provide equity-based awards under the Amended Directors Plan is critical to achieving this goal. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our non-employee directors.

We also believe that equity compensation motivates non-employee directors to focus appropriately on actions that enhance stockholder value because they will share in that value enhancement through improved share price performance. Our equity compensation also helps to retain our non-employee directors and to promote a focus on sustained enhancement of stockholder value because our equity compensation awards generally are subject to lengthy transfer restrictions.

As of February 23, 2021, 27,540 shares of Class A Common remained available for issuance under the Current Directors Plan. If the Amended Directors Plan is not approved, we may deem it necessary to increase significantly the cash component of our non-employee director compensation which may not align compensation interests with the investment interests of our stockholders to the same extent as equity-based awards. Replacing equity awards with cash also would increase cash compensation expenses and would use cash that could otherwise be better utilized.

The following summary provides our view of (1) aggregated information regarding the dilution associated with the Current Directors Plan and the potential stockholder dilution that would result if the proposed share increase under the Amended Directors Plan is approved and (2) our share burn rate.

Under the terms of the Current Directors Plan, a maximum of 200,000 shares of Class A Common (subject to adjustment as described in the Current Directors Plan) were available to be issued as Required Shares and Voluntary Shares, of which 172,460 shares of Class A Common had been issued (which represents approximately 1.79% of our outstanding Class A Common) and 27,540 shares of Class A Common remained available for issuance as of February 23, 2021 (following the issuance of shares in January for the final quarter of 2020). The shares of Class A Common remaining available for issuance, a portion of which will be issued in April 2021 in connection with quarterly retainer payments, represented approximately 0.29% of our outstanding Class A Common shares. Upon approval of the Amended Directors Plan requested herein, the maximum number of shares available for future issuance on or after the effective date as Required Shares and Voluntary Shares will be increased by 300,000 shares of Class A Common (subject to adjustments as described in the Amended Directors Plan). This new share request of 300,000 shares represents 3.1% of our outstanding Class A Common shares. This percentage represents our view of the additional potential simple dilution of Class A Common that could occur if the Amended Directors Plan is approved.

Based on the NYSE closing price for our Class A Common on February 23, 2021 ($17.83 per share), the aggregate market value of the new 300,000 shares of Class A Common that will be available for future issuance under the Amended Directors Plan was $5,349,000.

In 2019 and 2020, we issued Required Shares and Voluntary Shares under the Current Directors Plan in the amount of 50,237 and 74,337 shares, respectively. In 2018, we issued 33,822 Required Shares and Voluntary Shares under the Current Directors Plan and in 2017, immediately after the Company’s September 28, 2017 spinoff, we issued no shares. Based on our basic weighted average shares of Class A Common outstanding for those four years of 7,662,788, 9,190,279, 9,332,213, and 9,593,726, respectively, for the four-year period since the Company’s spinoff (September 28, 2017 through 2020), our average burn rate was 0.44% (and our individual years’ burn rates were 0.00% for 2017, 0.37% for 2018, 0.54% for 2019, and 0.77% for 2020).

In determining the number of shares to request for approval under the Amended Directors Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and the facts that (1) we perform an in-depth analysis of our Board compensation package on a triennial basis (and interim reviews at other times) and (2) non-employee directors have the option to receive their entire fees in the form of Voluntary Shares, which would substantially increase the number of shares required under the Amended Directors Plan.

If the Amended Directors Plan is approved, we intend to utilize the shares authorized under the Amended Directors Plan to continue our practice of incentivizing directors through equity grants. We currently anticipate that the shares that will be available under the Amended Directors Plan will last between three to four years, based on our recent grant rates, the number of directors and the approximate current share price, but the shares authorized could last for a different period of time if (i) actual practice does not match recent grant rates, (ii) our share price changes materially, or (iii) individual directors elect to receive a higher percentage of their compensation in Voluntary Shares. Our Board would retain discretion to determine the amounts of the retainers for our non-employee directors. Any additional future benefits that may be received by participants of the Amended Directors Plan are not determinable at this time.

We believe we have demonstrated a commitment to sound equity compensation practices. We recognize that equity compensation awards dilute stockholder equity, so we have managed our equity incentive compensation carefully. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as previously described.

The following summary of the Amended Directors Plan is qualified in its entirety by reference to the Amended Directors Plan attached to the Proxy Statement as Appendix A.

Purpose. The purpose of the Amended Directors Plan is to provide for payment to the non-employee directors of the Company a portion of their annual retainers in capital stock of the Company to further align the interests of the directors with the stockholders of the Company and thereby help promote the long-term interests of the Company. The Amended Directors Plan is not a retirement plan.

Administration and Eligibility. The Amended Directors Plan generally will continue to be administered by the Board and Compensation Committee. The Board may alter or amend the Amended Directors Plan or terminate it entirely. However, amendments to the Amended Directors Plan will be subject to stockholder approval to the extent required by applicable law or stock exchange requirements. Furthermore, no such action may adversely affect a non-employee director’s rights (in a material manner) with regard to Required Shares or Voluntary Shares previously issued or transferred to a director or that were earned by but not yet issued to the director, without the director’s consent. All non-employee directors of the Company are included automatically as participants in the Amended Directors Plan. As of February 23, 2021, ten individuals are in the class of participants for the Current Directors Plan. The basis for participation in the Amended Directors Plan is election or appointment as a Company non-employee director.

Terms and Conditions. Under the Amended Directors Plan, directors are required to receive a portion of their annual retainer (as determined by the Board) in shares of Class A Common (in 2021, $105,000 out of $167,000) as “Required Shares.” The Current Directors Plan labels these as “Required Shares” and the Amended Directors Plan, as shown in Appendix A, refers to these shares as the “Required Amount.” Directors also may elect to receive all or part of the remainder of the retainer and all other fees in the form of shares of Class A Common (“Voluntary Shares”). The only type of equity available under the Amended Directors Plan is Class A Common; the Amended Directors Plan does not provide stock options. The number of shares of Class A Common issued to a director is determined by taking the dollar value of the amount to be received in Required Shares or Voluntary Shares and dividing it by the average closing price of Class A Common on the NYSE at the end of each week during the calendar quarter. The amount of any fractional shares will be paid in cash. Further, shares paid under the Amended Directors Plan are subject to pro-ration in the event a non-employee director begins or ceases service during a calendar quarter. Shares issued under the Amended Directors Plan may be shares of original issuance, treasury shares, or a combination of the two.

Required Shares are fully vested on the date of payment, and the director is entitled to ownership rights in such shares, including the right to vote and receive dividends. However, the directors generally are required to hold Required Shares for a period of ten years from the last day of the calendar quarter for which the Required Shares were earned and, during that ten-year holding period, the Required Shares cannot be assigned, pledged, or otherwise transferred except (i) by will or the laws of descent and distribution, (ii) in the event of divorce, subject to certain limitations described in the Amended Directors Plan, or (iii) to a trust or partnership for the benefit of the director or his spouse, children, or grandchildren (in which case the transfer restrictions remain in effect). The transfer restrictions lapse earlier on the first to occur of (i) death or permanent disability, (ii) five years from the date the director retires from the Board, (iii) the date the director has both retired from the Board and reached age 70, or (iv) such other time as determined by the Board in its sole discretion. Voluntary Shares are not subject to such restrictions.

Subject to adjustment as described in the Amended Directors Plan, under no circumstances will any director receive in any calendar year more than 30,000 shares of Class A Common under the Amended Directors Plan.

Adjustments. The Compensation Committee will make or provide for such adjustments in the share price used to determine share payouts, the kind of shares that may be issued or transferred under the Amended Directors Plan, the number of shares of Class A Common issuable in the aggregate and to individual directors under the Amended Directors Plan, the number of outstanding Required Shares for each non-employee director, and the terms applicable to Required Shares and Voluntary Shares, as the Compensation Committee (in its sole discretion, exercised in good faith) determines is equitably required to reflect (a) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing (collectively, the “Extraordinary Events”). Further, in the event of any Extraordinary Event, the Compensation Committee may provide in substitution for any or all outstanding Required Shares or Voluntary Shares such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable under the circumstances and shall require in connection therewith the surrender of all Required Shares or Voluntary Shares so replaced.

Effective Date and Plan Term. The Amended Directors Plan is effective May 18, 2021, subject to the approval of the Amended Directors Plan by the stockholders of the Company as of such date. No Required Shares or Voluntary Shares may be issued or transferred under the Amended Directors Plan on or after May 18, 2031. Shares issued or transferred prior to the termination of the Amended Directors Plan generally will continue to be subject to the terms of the Amended Directors Plan following termination.

Federal Income Tax Consequences. This brief summary of certain Federal income tax consequences under the Amended Directors Plan, based on tax laws currently in effect, is presented for the information of stockholders considering how to vote on this Proposal and not for Amended Directors Plan participants. It is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare or Social Security taxes), or state, local, or foreign tax consequences. The recipient generally will be required to include as taxable ordinary income in the year of receipt of a retainer payment as amount equal to the amount of cash received and the fair market value of any Required and Voluntary Shares received.

Registration with the SEC. We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Class A Common under the Amended Directors Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended Directors Plan by our stockholders.

Final 2020 Awards and Estimated 2021 Awards. Stock awards under the Current Directors Plan for 2020 issued to the non-employee directors of the Company are shown in the Director Compensation Table. Stock awards under the Amended Directors Plan for 2021 and thereafter are not currently determinable but will be equal to the sum of the Required Shares and Voluntary Shares for each director. Since the number of Voluntary Shares is dependent on the directors’ elections and not currently determinable, the following chart shows the anticipated cash value of the Required Shares for the retainer of non-employee directors under the Amended Directors Plan for 2021:

New Plan Benefits – Amended Directors Plan

Name and Position (1)	Dollar Value (2)
Gregory H. Trepp – President and CEO of Hamilton Beach Holding and HBB	$–
R. Scott Tidey – Senior Vice President, North America Sales & Marketing	$–
Gregory E. Salyers – Senior Vice President, Global Operations	$–
Executive Group (5 persons) (3)	$–
Non-Executive Director Group (10 persons)	$1,095,000
Non-Executive Officer Employee Group (694 persons)	$–

(1)	The only persons who are eligible to participate in the Amended Directors Plan are the non-employee directors of the Company.

(2)

The dollar value shown is equal to $105,000 of the annual retainer of $167,000 payable in shares of Class A Common to each of the non-employee directors for 2021, plus $150,000 of the annual retainer of $250,000 payable in shares of Class A Common to Mr. Alfred M. Rankin, Jr.

(3)

Executive officers and non-executive employees of the Company or its subsidiary are not eligible to participate in the Amended Directors Plan. Although Mr. Trepp serves on our Board, he is not eligible to participate in the Amended Directors Plan.

If the Amended Directors Plan is not approved by Company stockholders, cash payments will be made with respect to all compensation earned for services rendered on or after May 18, 2021.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2 TO APPROVE THE AMENDED DIRECTORS PLAN.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

On a voluntary basis, we are asking our stockholders to cast a non-binding advisory vote on the Company’s Named Executive Officer (“NEO”) compensation, commonly referred to as a “say-on-pay” vote. As an emerging growth company under the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), the Company is not required to request a say-on-pay vote. However, the Board believes requesting it is a sound governance practice. The vote is not intended to address specific items of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

At our 2020 annual meeting, the compensation of our NEOs received approval from approximately 99% of the stockholder votes cast. We believe that this result demonstrates our stockholders’ endorsement of our Compensation Committee’s executive compensation decisions and policies.

Why You Should Approve Our Named Executive Officer Compensation Program

The guiding principle of our compensation program for senior management employees, including NEOs, is maintaining a strong link among an employee’s compensation, individual performance, and the performance of the Company. The primary objectives of our compensation program are to:

•	attract, retain, and motivate talented management;

•	reward management with competitive compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	help ensure management’s interests are aligned closely with those of our stockholders; and

•	maintain consistency in compensation.

We encourage stockholders to read the Executive Compensation Information section of this Proxy Statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies:

•	are appropriate and effective in implementing our compensation philosophy and achieving our goals;

•	align with stockholder interests; and

•	do not reward inappropriate risk taking.

Stockholders should consider this and the following information in determining whether to approve this proposal.

Our Compensation Program Is Highly Aligned With Stockholder Value

We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. Incentive-based compensation plans are designed to provide rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the NEOs, with our long-term interests.

Our Compensation Program Has A Strong Pay-For-Performance Orientation

Our compensation program is designed to motivate our employees to deliver superior performance that balances annual results and long-term sustained performance. Our short-term and long-term incentive programs are substantially performance based. As shown on the Total Target Compensation table, over 70% of Mr. Trepp’s 2020 target compensation was variable or “at risk” and tied to Company performance. As a group, over 50% of the other NEOs’ target compensation was performance-based. Although the design of our program offers opportunities for employees to earn superior compensation for outstanding results, it also includes significantly reduced compensation for results that do not meet previously established performance targets for the year. In general, all performance targets are set at a scale that encourages performance improvement without requiring outstanding short-term results that encourage conduct inconsistent with building long-term value. The performance metrics are well-aligned with our business strategy and objectives for long-term value creation for our stockholders.

Our Compensation Program Has An Appropriate Long-Term Orientation

Our compensation program has a long-term focus. Our long-term incentive compensation plans enable senior management employees to accumulate capital through future managerial performance. The Compensation Committee believes this contributes to the future success of our business. Both the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (“Long-Term Equity Plan”) and Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan (“Long-Term Cash Plan”) require long-term commitments from our senior management and stock sales or cash withdrawals generally are not permitted for several years. Rather, the awarded amount is invested in the Company for an extended period to strengthen the tie between stockholders’ and the NEO’s long-term interests.

Regarding awards issued under the Long-Term Equity Plan, any gain executives realize over the long term depends on management’s success in driving the Company’s financial performance and increasing the stock price. This is because Class A Common shares awarded under the Long-Term Equity Plan are subject to transfer restrictions and generally may not be sold or transferred for up to ten years from the end of the applicable performance period. During the holding period, the ultimate value of the award is subject to change based on the value of the stock shares. (In other words, the award’s value is enhanced as the stock value increases.) The awards, therefore, provide an incentive over the holding period to increase the Company’s value which we expect will be reflected in the increased value of our stock. This encourages our executives to maintain a long-term focus on profitability which is in our stockholders’ best interest.

Action Requested

The Board asks stockholders to vote on the following advisory resolution:

“RESOLVED, THAT THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION IN THE COMPANY’S 2021 PROXY STATEMENT, IS HEREBY APPROVED.”

Nature and Frequency of Stockholder Vote

Although the say-on-pay vote is voluntary for the Company and is advisory and non-binding, the Board and its Compensation Committee value the views of our stockholders and expect to consider the voting results in connection with future compensation policies and decisions. The Board has determined that holding an annual advisory say-on-pay vote is appropriate for the Company at this time. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans. We expect the next say-on-pay vote to be held at the 2022 Annual Meeting.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3 TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Review Committee selected Ernst & Young LLP as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. The Audit Review Committee considered carefully EY’s performance and its independence with respect to the services to be performed. The Audit Review Committee is responsible for the audit fee negotiations associated with EY’s retention. In connection with the mandated rotation of the lead audit partner, the Audit Review Committee and its Chairman will continue to be directly involved in the selection of EY’s lead audit partner. The Audit Review Committee annually evaluates EY’s performance and determines whether to reengage the independent registered public accounting firm.

We are not required to obtain stockholder ratification of the appointment of EY as our independent registered public accounting firm. Our Board believes that stockholder ratification is a sound governance practice.

YOUR BOARD AND AUDIT REVIEW COMMITTEE RECOMMEND THAT YOU VOTE “FOR” PROPOSAL 4 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

It is expected that EY representatives will attend the Annual Meeting and have an opportunity to make a statement, if desired. If in attendance, the representative will be available to answer appropriate questions.

If our stockholders fail to vote in favor of the appointment of EY, the Audit Review Committee will take such actions as it deems necessary. Even if the appointment of EY is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2021 if it determines such a change would be in the best interest of the Company and its stockholders.

Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Review Committee charter requires that all audit and permitted non-audit services provided by our independent registered public accounting firm must be pre-approved by our Audit Review Committee. These services may include audit services, audit-related services, tax services and, in limited circumstances, other services. For 2020, the Audit Review Committee authorized us to engage EY for specific audit and audit-related services up to specified fee levels. The Audit Review Committee delegated to the Audit Review Committee Chairman authority to grant any pre-approvals for non-audit related services, subject to reporting any such pre-approvals at the committee’s next scheduled meeting.

Fee Information

Fees for professional services provided by our auditors in 2019 and 2020 are included in the table below:

	2020	2019
Audit Fees (1)	$2,926,348	$1,833,000
Audit-Related Fees (2)	0	9,000
Tax Fees	0	0
All Other Fees	0	0
Total	$2,926,348	$1,842,000

(1)

“Audit Fees” principally include services rendered by EY for the audit of our annual financial statements (including our amended and restated financial statements) and internal controls, the reviews of the interim financial statements included in our Forms 10-Q and services provided in connection with statutory audits and regulatory filings with the SEC.

(2)	“Audit-Related Fees” include assurance and related services rendered by EY for accounting advisory matters and audits of certain employee benefit plans.

PART III – EXECUTIVE COMPENSATION INFORMATION

Following are the material elements of our 2020 compensation objectives and policies, as they relate to the Named Executive Officers (“NEOs”) listed in the Summary Compensation Table. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes, and text in the Proxy Statement.

The Company continued to qualify as an emerging growth company in 2020 under the JOBS Act and also satisfied the requirements to be a smaller reporting company under the SEC’s amended definition of “smaller reporting company.” Although this permits the Company to scale its compensation disclosures to reduced levels, we voluntarily chose to provide many of the compensation-related disclosures required for large public companies.    The Company is disclosing compensation for three NEOs—our principal executive officer and the two most highly compensated executive officers at the end of the fiscal year. These disclosures contain two years of compensation data in the Summary Compensation Table.

Summary of our Executive Compensation Program

Our executive compensation program strongly ties the compensation of our NEOs to our short-term and long-term business objectives and to our stockholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, and defined contribution retirement benefits.

Pay for Performance

We align our executive compensation with corporate performance on both a short-term and long-term basis. In 2020, over 70% of Mr. Trepp’s target compensation was incentive-based and “at risk” and, as a group, over 50% of all other NEOs’ target compensation was incentive-based and “at risk.” (See the Total Target Compensation table.) In addition, the long-term awards for our NEOs were paid in the form of a combination of cash and shares of Class A Common, described in more detail below, that are subject to significant transfer restrictions (generally, ten years). The value of these stock awards is at risk based on future Company performance and aligns the interests of our NEOs with those of our stockholders.

Additional information about our executive compensation program:

What We Do	What We Do Not Do
Equity compensation awards for NEOs generally must be held for ten years (equity awards cannot be pledged, hedged, or transferred during this time)	We do not provide our NEOs with employment agreements

We provide limited change-in-control protections for all employees that (i) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (ii) provide for pro-rata target incentive payments for the year of any change-in-control

We do not provide our NEOs with individual change-in-control agreements
We set our target compensation at the 50th percentile of our chosen benchmark and deliver compensation above or below this level based on performance	We do not provide our NEOs with any minimum or guaranteed bonuses
We use an independent compensation consultant	We do not take into account our long-term awards when determining retirement benefits
We provide a modest level of perquisites to NEOs (paid in cash) that are determined based on market reasonableness	We do not have active defined benefit plans and only gave our NEOs credit for time worked under our frozen pension plan

Compensation Discussion and Analysis

Executive Compensation Governance

The Compensation Committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the Compensation Committee consist solely of independent directors. The Compensation Committee’s responsibilities are listed in the Corporate Governance Information section, under the heading entitled “Description of Committees.”

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves (or has served) on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee.

Named Executive Officers for 2020

The NEOs for 2020 are listed below:

Name	Title	Employer
Gregory H. Trepp	President and CEO of Hamilton Beach Holding and HBB	HBB
R. Scott Tidey	Senior Vice President, North America Sales & Marketing	HBB
Gregory E. Salyers	Senior Vice President, Global Operations	HBB

Compensation Consultant

The Compensation Committee receives assistance and advice from Korn Ferry, an internationally-recognized compensation consulting firm. The Compensation Committee engaged Korn Ferry and Korn Ferry reports to the Compensation Committee. Korn Ferry also provides advice to and discusses compensation issues directly with management.

Korn Ferry makes recommendations regarding substantially all aspects of compensation for our directors and senior management employees, including the NEOs. Korn Ferry, however, does not design (or provide any advice concerning the design of) the Company’s compensation programs. For 2020, Korn Ferry was engaged, in general, to make recommendations regarding:

•	Director compensation levels;

•	Salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint), and total target compensation for senior management positions;

•	Salary point levels, salary midpoints, and incentive targets for new senior management positions and/or changes to current senior management positions; and

•	Salary midpoints and/or range movement for all other employee positions.

All salary point recommendations are determined through consistent application of the Korn Ferry salary point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.

A Korn Ferry representative attended one of the Compensation Committee meetings in 2020 and, during that meeting, consulted with the Compensation Committee in executive session without management present. Korn Ferry also provided limited non-executive compensation consulting services to the Company in 2020. The Compensation Committee assessed the independence of Korn Ferry and considered all relevant factors, including the six factors set forth in Rule 10C-1(b)(4)(i)-(vi) under the Securities Exchange Act of 1934 (the “Exchange Act”), that could give rise to a potential conflict of interest with respect to Korn Ferry. Based on this review, we are not aware of any conflict of interest that has been raised by Korn Ferry’s services.

Korn Ferry’s General Industrials Survey — Salary Midpoint

For 2020, Korn Ferry used its proprietary General Industrials Survey as the basis for recommendations concerning total target compensation for our senior management employees, including the NEOs. The General Industrials Survey contains data from a broad group of domestic industrial organizations, ranging in size from approximately $500 million to $1 billion in annual revenue, which reflects the Company’s size. As part of the analysis, the Compensation Committee asked Korn Ferry to exclude retail and finance segments from the data results. For 2020, participants in the General Industrials Survey included approximately 439 parent organizations and 1,681 independent operating units that satisfied Korn Ferry’s quality assurance controls.

The Compensation Committee chose this Survey as its benchmark because it provides relevant information regarding compensation paid to employees (including senior management employees) with similar skill sets used in our industry and represents the talent pool from which we recruit. In addition, the use of a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the Survey results in any particular year. The Survey provides a competitive framework for recruiting employees from outside our industry.

Using its proprietary salary midpoint methodology, Korn Ferry compares positions of similar scope and complexity with the data contained in the General Industrials Survey. Korn Ferry then derives a median salary level for each salary point level targeted at the 50th percentile of the General Industrials Survey (the “salary midpoint”). The Compensation Committee sets target compensation levels at the salary midpoint determined by Korn Ferry because it believes the use of salary midpoints (i) helps ensure our compensation program provides sufficient compensation to attract and retain talented executives and (ii) maintains internal pay equity, without overcompensating our employees. Because salary midpoints are based on each salary point level, all of the employees at a particular salary point level generally have the same salary midpoint. The salary midpoint provided by Korn Ferry then is used to calculate the total target compensation of senior management, including the NEOs.

Compensation Policy, Objectives, and Methodology

The guiding principle of our compensation program is the maintenance of a strong link among an employee’s compensation, individual performance and the performance of the Company or the subsidiary or business unit for which the employee performs services. The structure of our compensation program was responsive to the circumstances impacting the business in 2020, including COVID-19. Our program is designed to drive short- and long-term performance and is crafted carefully to consider a mixture of multi-year financial and non-financial factors, as well as economic and environmental disruption of relatively short duration, which helped the Company adequately withstand 2020 COVID-related challenges.

The primary objectives of our program are to:

•	attract, retain, and motivate talented management;

•	reward management with competitive total compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	help ensure management’s interests are closely aligned with those of our stockholders; and

•	maintain consistency in compensation.

The Compensation Committee establishes a comprehensively defined “total target compensation” amount for each senior management employee (including each NEO) following rigorous evaluation standards to maintain internal equity. In this process, the Compensation Committee reviews “tally sheets” for the NEOs and other senior management employees that list each employee’s title, salary points, and the following information for the current year, as well as the proposal for the subsequent year:

•	salary midpoint, as determined by Korn Ferry from the General Industrials Survey;

•	cash in lieu of perquisites (if applicable);

•

short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from Korn Ferry, for each salary grade);

•	long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);

•	total target compensation, which is the sum of the foregoing amounts; and

•	base salary (a defined amount related to the salary midpoint).

In November 2019, the Compensation Committee reviewed the tally sheets for each NEO to decide whether to make changes to the 2020 compensation program. The Compensation Committee determined that the overall program was consistent with its compensation objectives and did not make any material changes for 2020.

The Compensation Committee views the various components of compensation as related but distinct. While the Compensation Committee determines the salary midpoint based on the information provided from the General Industrials Survey, it generally sets base salary levels between 80% and 120% of salary midpoint. The Compensation Committee also obtains the total target incentive compensation amounts from the General Industrials Survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate employees.

The following table sets forth each component of total target compensation in dollars and as a percentage of the target total compensation for each NEO, as recommended by Korn Ferry and approved by the Compensation Committee for 2020:

TOTAL TARGET COMPENSATION FOR 2020
Named Executive Officers	(A) Salary Midpoint ($)(%)	(B) Cash in Lieu of Perquisites ($)(%)(1)	(C) Short-Term Plan Target ($)(%)	(D) Long-Term Plan Target ($)(%) (2)	(A)+(B)+(C)+(D) Target Total Compensation ($)
Gregory H. Trepp	$774,600 26.4%	$34,992 1.2%	$697,140 23.8%	$1,425,264 48.6%	$2,931,996
R. Scott Tidey	$438,900 41.5%	$19,992 1.9%	$219,450 20.8%	$378,551 35.8%	$1,056,893
Gregory E. Salyers	$402,700 44.7%	$19,992 2.2%	$201,350 22.3%	$277,863 30.8%	$901,905

(1)

NEOs are paid a fixed dollar amount of cash in lieu of perquisites. These amounts are paid ratably throughout the year. The dollar amounts provided to NEOs in 2020 reflect a defined perquisite allowance for each senior management employee based on salary point levels, pursuant to a triennial analysis performed by Korn Ferry in 2017 and approved by the Compensation Committee. (In 2020, Korn Ferry reanalyzed the perquisites program and recommended, based on current market data, that the Company make no changes to the amounts or group of eligible employees.)

(2)

The amounts shown include a 15% increase from the Korn Ferry-recommended long-term incentive target award that the Compensation Committee applies to account for the immediately taxable nature of awards under the Long-Term Equity Plan.

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (i) the Hamilton Beach Brands, Inc. Employees’ Retirement Savings Plan (401(k)) (or “HBB 401(k)”), a tax-qualified defined contribution plan; and (ii) the Hamilton Beach Brands, Inc. Excess Retirement Plan (“HBB Excess Plan”), a non-qualified defined contribution plan. Certain NEOs and other employees also are entitled to frozen pension benefits under the Hamilton Beach Brands, Inc. Pension Plan (“HBB Pension Plan”). In addition, the Compensation Committee may award discretionary cash and equity bonuses to employees, including the NEOs, although it rarely awards such bonuses to NEOs and did not award any discretionary bonuses to NEOs in 2020.

Base Salary

The Compensation Committee sets annual base salaries intended to be competitive in the marketplace to recruit and retain talented senior management employees. Base salaries provide employees with a set amount of cash during the year with the expectation that they will perform their responsibilities to the best of their abilities and in accordance with our best interests.

For 2020, the Compensation Committee determined the base salary for NEOs by taking into account their individual performance for 2019 and the relationship of 2019 base salary to the new 2020 salary midpoint for the salary point level. Salaries generally are set between 80% and 120% of an employee’s salary midpoint. The Compensation Committee also took into account other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by Korn Ferry;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal accomplishments or corporate events that occurred during 2019.

Employees with lower base salaries compared to their salary midpoint and/or superior performance have the potential for larger salary increases. Employees with higher base salaries compared to their salary midpoint and/or who have performed less effectively during the performance period have the potential for smaller or no salary increases.

The following table sets forth base salary for each NEO for 2020, including cash paid in lieu of perquisites:

BASE SALARY FOR 2020
Named Executive Officer	Salary Midpoint ($)	Base Salary ($) and as a Percentage of Salary Midpoint (%)	Salary Increase (%) Compared to 2019 Base Salary	Cash in Lieu of Perquisites ($)
Gregory H. Trepp	$774,600	$730,000 94.2%	3.2%	$34,992
R. Scott Tidey	$438,900	$441,093 100.5%	2.9%	$19,992
Gregory E. Salyers	$402,700	$388,177 96.4%	3.6%	$19,992

Incentive Compensation

One of the principles of our compensation program is that senior management employees, including NEOs, generally are compensated based on the performance of the Company and/or the business unit for which the employee performed services. In 2020, all of the NEOs participated in (i) the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (“Short-Term Plan”) and (ii) the Long-Term Equity Plan. In 2020, non-U.S. senior management employees participated in the Long-Term Cash Plan and none of the NEOs participated in the Long-Term Cash Plan. All of the NEOs, however, have outstanding awards previously granted under the Long-Term Cash Plan that will be paid in 2021.

Overview. Our incentive compensation plans are designed to align the compensation interests of senior management with our short-term and long-term interests. As such, a significant portion of the NEOs’ compensation is linked directly to the attainment of specific financial and operating targets. The Compensation Committee believes a material percentage of NEOs’ compensation should be contingent on the performance of the Company and its subsidiaries. As illustrated on the Total Target Compensation table above, over 70% of Mr. Trepp’s 2020 target compensation was variable or “at risk” and tied to Company performance and, as a group, over 50% of the other NEOs’ target compensation was tied to Company performance. For 2020, the CEO’s incentive compensation payouts exceeded the sum of his fixed payments (base salary plus perquisites) for the year.

The performance criteria and target performance levels for the incentive plans are established within the Compensation Committee’s discretion, and generally are based on management’s recommendations as to the performance objectives of the Company or the particular business unit for the year. Three types of performance targets are used in the Incentive Plans:

•

Targets Based on Annual Operating Plans. Certain performance targets are based on forecasts contained in the 2020 annual operating plan (“AOP”). With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria. In 2020, the Compensation Committee set the financial performance targets under the Short-Term Plan against the 2020 AOP so that employees would receive an incentive payout if they achieved AOP results in the short-term. However, the entry level and maximum payment limits under the Short-Term Plan were set so that employees would not be over-compensated simply for meeting AOP goals.

•

Targets Based on Long-Term Goals. Other performance targets are not based on the 2020 AOP. Rather, they are based on long-term goals established by the Compensation Committee. Because these targets are not based on the AOP, it is possible in any given year that the level of actual performance may be above or below the specified performance target for that year. The performance targets under the Long-Term Equity Plan are examples of targets that are based on long-term corporate objectives. These targets represent performance that the Compensation Committee believes the Company should deliver over the long-term, not the performance that is expected in the current year or the near term.

•

Operating Profit Over-Ride. The Compensation Committee approved an adjusted operating profit “over-ride” feature for each incentive plan for 2020. This feature provides for a reduction in the payouts otherwise determined under the pre-established performance targets under the incentive plans unless a separate adjusted operating profit target is achieved.

Each NEO is eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that is equal to a percentage of the NEO’s salary midpoint. The final payout, however, may be higher or lower than the target amount, depending on actual Company performance.

Incentive Compensation Tables. The following factors should be considered when reviewing the incentive compensation tables:

•

The Compensation Committee considered the factors described in the Overview above to set the performance criteria and target performance levels for the 2020 incentive compensation awards. The particular performance criteria for 2020 were chosen because they were believed to have a positive correlation with long-term stockholder returns.

•

For 2020, the maximum awards under the Short-Term Plan could not exceed 150% of the target award level (or $2,500,000 per participant per year). The cash-denominated awards under the Long-Term Equity Plan could not exceed 150% of the target award level (or the greater of $12,000,000 and the fair market value of 500,000 shares of Class A Common, determined at the time of payment, per participant per year).

•

The achievement percentages are based on the formulas contained in underlying performance guidelines adopted annually by the Compensation Committee. The formulas do not provide for straight-line extrapolation of the performance target to the maximum payment target.

•

Target awards for each executive are equal to a specified percentage of the executive’s 2020 salary midpoint, based on the number of salary points assigned to the position and the appropriate level of incentive compensation targets recommended by Korn Ferry and adopted by the Compensation Committee at that level. The Compensation Committee then increases the target award amounts under the Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.

•	The plans have a one-year performance period. Final awards are determined after year-end by comparing actual performance to the Compensation Committee’s pre-established performance targets.

•

The Compensation Committee, in its discretion, may decrease or eliminate awards. The Compensation Committee, in its discretion, also may increase awards and approve the payment of awards where business unit performance otherwise would not meet the minimum criteria set for payment of awards, although it rarely does so.

•

Short-Term Plan awards are paid annually in cash. Long-Term Equity Plan awards are paid annually in a combination of cash and transfer-restricted shares of Class A Common. Shares issued to NEOs under the Long-Term Equity Plan are subject to a ten-year holding period to provide an incentive over the ten-year period to increase the value of the Company, which in turn increases the value of the stock awards.

•	All awards are fully vested when issued.

Short-Term Incentive Compensation

Depending on the NEO’s position, the Short-Term Plan was designed to provide target short-term incentive compensation of between 50% and 90% of each NEO’s 2020 salary midpoint. The following table shows the short-term target awards and payouts approved by the Compensation Committee for each NEO for 2020:

TARGET SHORT-TERM COMPENSATION FOR 2020
Named Executive Officer	(A) 2020 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) Short-Term Plan Payout as % of Target (%)	(E) = (C) x (D) Short-Term Plan Payout ($)
Gregory H. Trepp	$774,600	90%	$697,140	94.3%	$657,403
R. Scott Tidey	$438,900	50%	$219,450	94.3%	$206,941
Gregory E. Salyers	$402,700	50%	$201,350	94.3%	$189,873

The following table shows the performance criteria established by the Compensation Committee to determine the final incentive compensation payments for 2020 under the Short-Term Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted ROTCE (1)	30%	19.1%	20.5%	111.7%	33.5%
HBB Adjusted Net Sales (2)	40%	$631,488,719	$603,934,328	83.6%	33.4%
HBB Adjusted Operating Profit	30%	$36,318,340	$36,034,562	98.1%	29.4%
HBB Initial Payout					96.3%
2% Negative Payout Adjustment (3)					2.0%
Final Payout Percentage – HBB (4)					94.3%

(1)

HBB’s Return on Total Capital Employed (“ROTCE”) is defined in the Short-Term Plan as (i) Earnings Before Interest After-Tax after adjustments divided by (ii) Average Total Capital Employed after adjustments. Earnings Before Interest After-Tax is the sum of consolidated net income from continuing operations plus after-tax consolidated net interest expense. Average Total Capital Employed is equal to (i) the sum of the Average Consolidated Debt and Average Consolidated Stockholders’ Equity less (ii) Average Consolidated Cash. Average Consolidated Debt, Average Consolidated Stockholders’ Equity and Average Consolidated Cash are calculated taking the sum of the balance at the start of the year and the balance at the end of each of the next twelve months divided by thirteen. ROTCE is calculated using Average Consolidated Debt, Average Consolidated Stockholders’ Equity and Average Consolidated Cash based on the sum of the balance at the start of the year and at the end of each quarter divided by five, which is then adjusted for non-recurring or special items. The following amounts show the adjusted 2020 consolidated ROTCE for purposes of determining 2020 Short-Term Plan payouts:

(Amounts in thousands)
2020 Net Income from Continuing Operations	$24,683
Less: Adjustments to Net Income from Continuing Operations	($268)
Plus: 2020 Interest Expense, Net	$2,111
Less: Income Taxes on 2020 Interest Expense	($528)

Adjusted Earnings Before Interest After-Tax	$25,998

2020 Average Stockholders’ Equity (12/31/2019 and each of 2020’s quarter ends)	$59,926
Plus: Adjustments to Total Capital Employed	$639
2020 Average debt (12/31/2019 and each of 2020’s quarter ends)	$68,220
Less: 2020 Average Cash (12/31/2019 and each of 2020’s quarter ends)	($1,772)

Average Total Capital Employed	$127,012

HBB Adjusted Consolidated ROTCE	20.5%

Adjustments to Earnings Before Interest After-Tax and the ROTCE calculation are for non-recurring or special items that were established by the Compensation Committee at the time the ROTCE targets were set. Adjustments related to the after-tax impact of the following types of costs or expenses in excess of the amounts included in the AOP are made, if applicable:

•	tangible or intangible asset impairment;
•	restructuring costs including reduction in force and disposal of a subsidiary;
•	certain patent infringement and other litigation and settlement costs;
•	environmental expenses, asset retirement obligations, and early lease termination expenses;
•	costs relating to valuation allowances against deferred tax assets; and
•	costs relating to changes in laws and regulations.

The Compensation Committee determined that approximately $55,000 in additional litigation related expenses were not contemplated in the 2020 AOP and should not work to adversely affect incentive payments. The adjustment to exclude such expenses did not result in an increase to the initial payout percentage under the Short-Term Plan.

(2)	In calculating the final performance results, adjustments were made for various items incurred in connection with improving operations, consistent with the adjustments listed in Note (1).

(3)

A negative payout adjustment was applied to Short-Term and Long-Term (Cash and Equity) Plan incentives for 2020. Considering the events of 2020 related to the challenges of the ERP implementation (including the negative impact on sales and unplanned ERP costs) and expenses associated with the Mexico financial irregularities, the Compensation Committee determined that, although the incentive plans operated to significantly reduce incentive compensation as a result of these events, incentive payouts should be reduced further to reflect collective responsibility for these events that culminated in the reduction of the Company’s financial results for 2020 in comparison to what they otherwise could have been.

(4)

Had HBB’s Adjusted Operating Profit not exceeded a specified operating profit target for the year, the final payout percentage would be reduced by up to 40% from the amount otherwise determined under the above formula. This target acts as an additional control which reflects the Compensation Committee’s view that full incentive compensation payments should not be paid if HBB does not meet a minimum Operating Profit threshold for the year. Because HBB’s Adjusted Operating Profit exceeded the target in 2020, no reduction occurred.

Long-Term Incentive Compensation

The purpose of our long-term incentive compensation program is to enable senior management employees, including NEOs, to accumulate capital through managerial performance, which the Compensation Committee believes contributes to the future success of our business. Our long-term incentive plans require a significant long-term commitment on the part of our senior management, and cash withdrawals (under the Long-Term Cash Plan) and stock sales (under the Long-Term Equity Plan) generally are not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period which encourages executives to focus on our long-term profitability and strengthens the tie between stockholders’ and NEOs’ long-term interests.

Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. In general, the Compensation Committee does not consider a NEO’s long-term incentive award for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.

Long-Term Cash Plan. In 2020, only non-U.S. senior management employees participated in the Long-Term Cash Plan and none of the NEOs participated in the Long-Term Cash Plan. All of the NEOs, however, have outstanding awards previously granted under the Long-Term Cash Plan that will be paid in 2021. Awards under the Long-Term Cash Plan are paid in cash after a three-year holding period, except for earlier payments (approved by the Compensation Committee) due to retirement, death, disability, and other limited circumstances. Awards are credited to separate sub-accounts established for each participant each year, and the sub-accounts are credited with a minimum of 2% interest each year (up to a maximum of 14%).

Long-Term Equity Plan. In 2020, all senior executives in the U.S., including our NEOs, participated in the Long-Term Equity Plan which provides awards in the form of 65% transfer-restricted Class A Common and 35% cash to approximate income tax withholding obligations. Class A Common is the only type of equity available under the Long-Term Equity Plan. The Company does not sponsor a plan that provides stock options or any other type of equity. Shares awarded to NEOs under the Long-Term Equity Plan generally may not be transferred for ten years following the last day of the award year. During the holding period, the value of the awards is subject to change based on the value of the shares. In other words, the award’s value is enhanced as the value of the stock increases (or is reduced as the value of the stock decreases). As a result of annual grants under the Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares a NEO holds increases each year and, consequently, our executives accumulate exposure to long-term Company performance which strongly aligns the interests of NEOs with those of other stockholders.

Target awards under the Long-Term Equity Plan are expressed initially as a dollar amount equal to a percentage of the participant’s salary midpoint based on the long-term incentive compensation targets for that salary point level recommended by Korn Ferry (increased by 15%) and adopted by the Compensation Committee. When paid, the full amount of the award, including the fair market value of the shares on the date of payment, is fully taxable to the participant. The actual number of shares issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•

the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2019 calendar year (or such other previous calendar year as determined by the Compensation Committee no later than the 90th day of the award year); or

•	the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2020 award year.

Participants have all the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The award shares issued are subject to transfer restrictions that generally lapse the earlier of (i) ten years after the last day of the performance period (for senior management other than NEOs, three or five years depending on salary point level); (ii) the participant’s death or permanent disability; or (iii) three years from the date of retirement (or earlier with the approval of the Compensation Committee). The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for the payment of educational and medical expenses or home purchases, as permitted under the terms of the plan. No early release requests were requested by or granted to the NEOs in 2020.

The Long-Term Equity Plan was designed to provide target long-term incentive compensation between 60% and 160% of the NEO’s 2020 salary midpoint, depending on the NEO’s position. The table below shows the long-term target awards (including a 15% increase in the target percentages to reflect the immediately taxable nature of the equity awards) and payouts approved by the Compensation Committee for each NEO for 2020:

TARGET LONG-TERM COMPENSATION FOR 2020
Named Executive Officer	(A) 2020 Salary Midpoint ($)	(B) Long- Term Plan Target as % of Salary Midpoint (1)	(C)=(A)x(B) Long-Term Plan Target ($)(1)	(D) Long- Term Plan Payout as (%) of Plan Target (2)	(E)=(C)x(D) Total Long-Term Award ($)	(F) Shares Issued (#)(3)	(G) Grant Date Fair Value of Shares Awarded ($)(4)	(H) Fair Value of Long- Term Plan Payout ($)(5)
Gregory H. Trepp	$774,600	184.0%	$1,425,264	91.9%	$1,309,818	55,258	$974,199	$1,432,640
R. Scott Tidey(6)	$438,900	86.3%	$378,551	91.9%	$347,888	14,676	$258,738	$380,511
Gregory E. Salyers	$402,700	69.0%	$277,863	91.9%	$255,356	10,772	$189,910	$279,301

(1)

The target percentages include a 15% increase in the target awards which will be granted to Long-Term Equity Plan participants to account for the immediately taxable nature of the equity awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs.

(2)	Refer to table below for detailed calculations of the 2020 payout percentage for the Long-Term Equity Plan.

(3)

Awards under the Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and transfer-restricted shares (approximately 65%). The number of shares issued to a participant for an award and shown in Column (F) is determined by taking the dollar amount of the stock component of the award and dividing it by the formula share price (fractional shares are paid in cash). The Long-Term Equity Plan defines the formula share price for 2020 awards as the lower of (i) the average share price of our Class A Common for 2020, which was $15.407, or (ii) the average share price of our Class A Common for 2019, which was $19.329.

(4)

Column (G) represents the grant date fair value of the shares awarded computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, which was $17.630 per share. This is the same amount that is disclosed in the Summary Compensation Table.

(5)	The amount shown in column (H) is the sum of (i) the cash distributed, and (ii) the amount shown in Column (G).

(6)

As a result of its market analysis, Korn Ferry determined that the long-term incentive compensation target percentage for Mr. Tidey was more than 5% below market and recommended a 5% increase for 2020.

The following table shows the performance criteria established by the Compensation Committee to determine final incentive compensation payments for 2020 under the Long-Term Equity Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Net Sales (1)	30%			78.2%	23.5%
HBB Adjusted Operating Profit	30%			96.1%	28.8%
Project Focus List (2)	40%	100.0%	104.0%	104.0%	41.6%

HBB Initial Payout Percentage					93.9%
2% Negative Payout Adjustment (3)					2.0%

Final Payout Percentage (4)					91.9%

(1)

In 2020, the Compensation Committee used three metrics under the Long-Term Equity Plan – net sales, operating profit, and project focus list achievement. The use of these metrics reflects our focus on increasing profitability at HBB over the long-term. We do not disclose the HBB net sales or operating profit targets or results because they would reveal competitively sensitive long-term financial information, as well as our long-range business plans to our competitors. The Compensation Committee believed HBB could meet both the 2020 sales target and operating profit target. In calculating the final performance results, adjustments were made for various items incurred in connection with improving operations, consistent with the adjustments listed in Note (1) to the Short-Term Plan performance criteria table.

(2)

We do not disclose the Project Focus List targets or results due to their competitively sensitive nature.    Among other items, they identify specific future projects, customers and strategic activities that enhance shareholder value over time. The Board monitored progress throughout 2020 and the Compensation Committee completed a full year review of progress. For 2020, the Compensation Committee believed that the Company met the targets based on a review of each element.

(3)

A negative payout adjustment was applied to Short-Term and Long-Term (Cash and Equity) Plan incentives for 2020. Considering the events of 2020 related to the challenges of the ERP implementation (including the negative impact on sales and unplanned ERP costs) and expenses associated with the Mexico financial irregularities, the Compensation Committee determined that, although the incentive plans operated to significantly reduce incentive compensation as a result of these events, incentive payouts should be reduced further to reflect collective responsibility for these events that culminated in the reduction of the Company’s financial results for 2020 in comparison to what they otherwise could have been.

(4)

Had HBB’s Adjusted Operating Profit not exceeded a specified target for the year, the final payout percentage would be reduced by up to 40% from the amount otherwise determined under the above formula. This target acts as an additional control which reflects the Compensation Committee’s view that full incentive compensation payments should not be paid if HBB does not meet a minimum Operating Profit threshold for the year. Because HBB’s Adjusted Operating Profit exceeded the target in 2020, no reduction occurred.

Other Compensation of Named Executive Officers

Discretionary Transfer-Restricted Stock Awards. Hamilton Beach Holding also maintains the Hamilton Beach Brands Holding Company Supplemental Executive Long-Term Incentive Bonus Plan (“Supplemental Equity Plan”), which gives the Compensation Committee flexibility to award additional discretionary equity compensation. Supplemental Equity Plan awards generally may not be sold or transferred for ten years. The Compensation Committee did not grant any awards under the Supplemental Equity Plan for services performed in 2020.

Discretionary Cash Bonuses. The Compensation Committee has authority to grant, and from time to time has granted, discretionary cash bonuses to employees (including NEOs), in addition to the incentive compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under the incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2020 performance.

Retirement Plans. The material terms of the various retirement plans are described in the narratives following the Pension Benefit Table and the Nonqualified Deferred Compensation Table.

Defined Benefit Plan. We no longer provide defined benefit pensions to employees, including the NEOs. As of January 1, 1997, the HBB Pension Plan was frozen to new participants and benefit accruals (other than interest credits required by law for frozen cash balance accounts). Prior to 1997, Messrs. Tidey and Salyers earned pension benefits under the HBB Pension Plan. Both currently are 100% vested in their pension benefits and may take distributions any time after termination of employment. Mr. Trepp never participated in the HBB Pension Plan.

Defined Contribution Plans. We provide all full-time employees (including, the NEOs) with defined contribution retirement benefits. Employer contributions are calculated under formulas designed to provide employees with competitive retirement income. In general, the NEOs and other executive officers receive the same retirement benefits as all other similarly-situated employees. NEOs and other executive officers of the Company, however, receive their benefits under a combination of the tax-qualified HBB 401(k) and the non-qualified HBB Excess Plan. The HBB Excess Plan provides certain retirement benefits that would have been provided under the qualified plan, but that cannot be provided due to federal tax limits and IRS compliance testing rules.

Our defined contribution plans provide the following three types of benefits: (i) employee deferrals of up to 25% of compensation; (ii) “safe harbor” employer nonelective contributions equal to 3% of compensation; and (iii) profit-sharing benefits. The compensation taken into account under our plans generally includes base salary, overtime and other similar items of compensation required to be reported on a Form W-2 but excludes most other forms of compensation including long-term incentive compensation and other bonus or discretionary payments. Short-term incentive payments and other annual bonuses are included solely for purposes of calculating profit-sharing benefits.

The HBB 401(k) profit-sharing formula is based on a specified percentage of compensation that also takes into account the employee’s age and Company performance for the year. If the Company performs well, the amount of the profit-sharing contribution increases. As applied to the NEOs in 2020, the range of profit-sharing contributions attributable to all eligible compensation were: (A) between 5.3% and 13.2% for all of our NEOs; plus (B) 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

HBB 401(k) profit sharing contributions are subject to a five-year graded vesting schedule and all of our NEOs are 100% vested in their retirement benefits due to their tenure with the Company. Participants have the right to invest their qualified plan account balances among various investment options offered through the HBB 401(k) Plan trustee. The HBB 401(k) allows participants who are age 59-1/2 to request withdrawals, as permitted under the tax rules. Benefits otherwise are payable at any time following a termination of employment, and participants may elect various forms of payment including lump sum distributions and installments.

Excess Benefit Plan. The HBB Excess Plan is an excess benefit plan that is exempt from the requirements of Internal Revenue Code Section 409A. This means that the employer contributions the Company was unable to contribute to the HBB 401(k) plan on behalf of the NEOs due to tax code and other limitations were instead credited to each person’s accounts under the HBB Excess Plan, generally consisting of excess employer nonelective and other profit sharing contributions. Additionally, under the HBB Excess Plan:

•

except for amounts attributable to excess profit sharing benefits, account balances are credited with interest during the year based on the rate of return of the Vanguard Retirement Savings Trust fixed income fund, which is an investment fund under the HBB 401(k), the qualified plan (14% maximum);

•

amounts credited each year generally are paid by March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the HBB Excess Plan; and

•	the amounts credited are increased by 15% to reflect the immediately taxable nature of the payments.

Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites in the form of cash payments to NEOs, we do not believe these perquisites constitute a material component of the executive officer’s compensation package. The modest amount of cash paid to the NEOs in lieu of perquisites in 2020 is separately disclosed in the Total Target Compensation table.

No Individual Employment or Severance Agreements. During 2020, no NEO had an employment agreement that provides a fixed period of employment, fixed position or duties, or fixed base salary, actual, or target incentive bonus. Upon a NEO’s termination for any reason, the NEO (as other employees) will receive:

•	amounts earned during the term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•	benefits under the retirement plans, incentive plans, and the HBB Excess Plan.

There are no individual severance contracts with any NEO. Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are only entitled to severance pay under broad-based severance pay plans that generally are available to all salaried employees that provide benefits for a stated period of time based on the length of service, with various maximum time periods. The Compensation

Committee will consider the facts and circumstances of a NEO’s separation to determine whether any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans is appropriate.

Limited Change in Control Benefits for All Employees. To advance the objective of attracting, retaining and motivating qualified management, the Compensation Committee believes it is appropriate to provide limited change in control protections to the NEOs and other employees. NEOs have the same protections as other senior management employees. In the event of a change in control, employees are provided:

•	the payment of earned, but unpaid vested awards for prior years under the Long-Term Cash Plan; and

•	the payment of a pro-rata target award under the current year’s incentive plans.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any period of time. In addition, no change in control payment will be “grossed up” for any excise tax imposed on an executive as a result of the receipt of payments upon a change in control.

Tax Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million in any taxable year that is paid to certain current or former executive officers. We do not expect that payouts under any of our incentive plans will be excludable from the $1 million cap that Section 162(m) imposes for federal income tax purposes.

While the Compensation Committee may consider in very general terms the deductibility of the compensation it awards, the Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not compromise the ability to design and maintain executive compensation arrangements that attract and retain the executive talent the Company needs to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Other Policies and Considerations

Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation Committee considers the impact of the Company’s compensation program on the Company’s risk profile. The Committee directed management to undertake an annual detailed risk assessment of our compensation programs. Each year, management reviews our pay practices and incentive programs to identify potential risks to the Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short-term and long-term performance measures; financial and non-financial performance measures; and allows for use of Compensation Committee discretion. Further, the Company has policies to mitigate compensation-related risk, including lengthy holding periods for long-term equity awards granted to our NEOs; stated payment caps; insider trading prohibitions; independent Compensation Committee oversight; and, as of January 1, 2021, a new compensation recoupment policy. The Compensation Committee agreed with the findings of management’s assessment for 2020 that (1) our compensation programs are designed effectively to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Recoupment Policy. Pursuant to the new Compensation Recoupment Policy adopted effective January 1, 2021, upon recommendation of the Compensation Committee, the Board may recoup all or part of certain incentive compensation paid to an executive in the event of a material restatement of the Company’s financial results.

Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the executive officers generally must hold the shares of Class A Common granted under the Long-Term Equity Plan for ten years which can result in the executive officers holding a significant accumulation of Class A Common during their careers.

Role of Executive Officers in Compensation Decisions. Our management, specifically the President and CEO of the Company, reviews our goals and objectives relevant to the compensation of executive officers. Mr. Trepp annually reviews the performance of each executive officer and makes recommendations based on those reviews to the Compensation Committee, including recommendations regarding salary adjustment and incentive compensation awards. The Compensation Committee separately reviews Mr. Trepp’s performance. In addition to CEO recommendations, the Compensation Committee considers recommendations from its independent compensation consultant (Korn Ferry) who provides advice based on an analysis of similar positions at a broad range of domestic industries and on its understanding of our policies and objectives. The Compensation Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering all recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.

Statement on Human Capital. The Company’s success is a result of its organizational culture built on and centered around Good Thinking which incorporates teamwork and inspired thinking into all areas of our business. The Company employed approximately 700 individuals, as of December 31, 2020, in four countries—Canada, China, Mexico, and the United States. There are approximately 500 employees in the United States with about half of this group based at the Company’s headquarters in Richmond, Virginia, which is home to the Company’s product design, development and marketing teams (led by long-tenured Company leaders) and its state-of-the-art test kitchen. We pride ourselves on attracting and retaining highly dedicated and customer-focused employees at all levels of the organization. As an example, our engineering department, which focuses on continued innovation and development, has on average 12 years of experience with the Company.

We believe that our Good Thinking values-based culture is a core strength that provides the foundation for our employees. Our business is about people– our employees, our customers who enjoy our appliances, and the communities in which we live. In 2020, we adopted a parental leave policy that provides four weeks of paid leave. In response to COVID-19, we enacted swift measures to provide safe environments for our employees world-wide by implementing recommended safety protocols at all of our locations. We also provided periods of time-off, time-away, and other increased flexibility (above and beyond federal and state mandates) for our employees. Then, in a joint effort with our employees at our corporate headquarters, we increased our donations in 2020 to a local foodbank that provides meals and other support to families in need. We recognize that the strength of our relationships with our employees, customers, and other stakeholders directly contributes to our long-term success and, in 2021, will continue internal assessment of opportunities to implement corporate social responsibility initiatives.

Executive Compensation Program for 2021

As mentioned, the structure of our compensation program was responsive to the circumstances impacting the business in 2020, including COVID-19. Our program is designed to drive short- and long-term performance and is crafted carefully to consider a mixture of multi-year financial and non-financial factors, as well as economic and environmental disruption of relatively short duration, which helped the Company adequately withstand 2020 COVID-related challenges. Principle changes for 2021 include: (1) modifications to salary midpoints and base salaries in light of internal considerations and Korn Ferry-recommended marketplace practices based on an analysis of its updated General Industrials Survey data; and (2) changes to certain performance measures, weightings and/or targets for the incentive plans based on management recommendations as to the Company’s performance objectives for 2021. For 2021, the Compensation Committee designated eligible U.S.-based senior management employees, including the NEOs, as participants in the Long-Term Equity Plan and senior management outside the U.S. as participants in the Long-Term Cash Plan.

“Say on Pay” Stockholder Vote

When setting executive compensation for 2021, the Compensation Committee took into account the results of the stockholder advisory vote on NEO compensation that occurred at our 2020 annual meeting of stockholders. At that meeting, we received strong support for our compensation program, with approximately 99% of the votes cast approving our NEO compensation. The Board values the views of our stockholders and has determined that an annual advisory say-on-pay vote is a sound governance practice. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans. We will request another stockholder advisory vote on NEO compensation at our 2021 annual meeting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

JAMES A. RATNER, Chairman

MARK R. BELGYA	JOHN P. JUMPER	DENNIS W. LABARRE
MICHAEL S. MILLER

Compensation Tables

The following tables disclose the compensation of our NEOs for services rendered in 2020.

SUMMARY COMPENSATION TABLE

The following table sets forth NEO compensation in 2019 and 2020:

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2020

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Gregory H. Trepp; President and	2020	$764,992	$974,199	$1,115,844	$85,733	$178,386	$3,119,154
CEO of Hamilton Beach Holding	2019	$741,992	$631,879	$763,184	$101,198	$167,684	$2,405,937
and HBB and CEO of KC
R. Scott Tidey; Senior Vice	2020	$461,085	$258,738	$328,714	$26,718	$87,667	$1,162,923
President North American Sales	2019	$448,238	$148,427	$213,643	$32,545	$81,977	$924,830
& Marketing of HBB
Gregory E. Salyers; Senior Vice	2020	$408,169	$189,910	$279,264	$22,586	$86,636	$986,585
President Global Operations of	2019	$396,863	$115,356	$183,251	$24,853	$72,588	$792,911
HBB

(1)

The amounts reported under the “Salary” column include both base salary and the perquisite allowance. As previously mentioned, Hamilton Beach provides a defined limited cash perquisite allowance to each senior management employee based on salary point levels, pursuant to advice received from Korn Ferry. These amounts are reported above in the table entitled “Base Salary for 2020.”

(2)

The amounts reported in the “Stock Awards” column represent the grant date fair value of the shares of stock that were granted to NEOs for awards under the Long-Term Equity Plan. The grant date fair value of the shares awarded to each NEO for 2020 was determined in accordance with FASB ASC Topic 718. See Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2020 and December 31, 2019 for more information regarding the accounting treatment for our equity awards. Refer to the table under “Long-Term Incentive Compensation” for detailed information regarding the target long-term awards, as well as the cash-denominated long-term award payouts, under the Long-Term Equity Plan.

(3)	The amounts listed are comprised of (i) the cash payments under the Short-Term Plan, and (ii) the cash portion (approximately 35%) of the awards to the NEOs under the Long-Term Equity Plan.

(4)

Amounts listed in this column reflect only the interest that is in excess of 120% of the long-term applicable federal rate, compounded monthly, referred to as “Above-Market Interest,” that was credited to the NEO’s accounts under (i) the Long-Term Cash Plan, and (ii) the HBB Excess Plan. We have omitted the changes in the actuarial present value of accumulated benefits under the frozen HBB Pension Plan for the NEOs, which we are not required to report due to the different disclosure rules that apply to emerging growth companies.

(5)	All other compensation earned during 2020 for each of the NEOs is as follows:

	Gregory H. Trepp	R. Scott Tidey	Gregory E. Salyers
Employer Qualified Profit Sharing Contributions	$12,883	$12,883	$12,883
Employer Excess Plan Profit Sharing Contributions	$137,811	$58,800	$59,822
Other Qualified Employer Retirement Contributions	$8,550	$8,550	$8,550
Other Excess Plan Employer Retirement Contributions	$14,400	$5,283	$3,695
Employer Paid Life Insurance Premiums	$2,770	$1,761	$1,596
Perquisites and Other Personal Benefits (not already counted in base salary)	$0	$0	$0
Tax Gross-Ups	$0	$0	$0
Other	$1,972	$390	$0
Total	$178,386	$87,667	$86,636

Amounts listed in “Other” include (i) employer-paid premiums for the NEOs’ personal excess liability insurance and (ii) executive travel accident insurance premiums and wellness subsidies.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning all awards granted to the NEOs for 2020 and estimated payouts under our incentive plans.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2020

				(A) Estimated Future or Possible Payout Under Non-Equity Incentive Plan		(B) Estimated Future or Possible Payout Under Equity Incentive Plan		All Other Stock Awards
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)	Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (2)
Gregory H. Trepp	N/A	Short-Term Plan	(3)	$697,140	$1,045,710	N/A	N/A	N/A	N/A
	12/31/2020	Long-Term Equity Plan	(4)	$498,842	$748,264	$926,422	$1,389,632	55,258	$974,199
R. Scott Tidey	N/A	Short-Term Plan	(3)	$219,450	$329,175	N/A	N/A	N/A	N/A
	12/31/2020	Long-Term Equity Plan	(4)	$132,493	$198,740	$246,058	$369,087	14,676	$258,738
Gregory E. Salyers	N/A	Short-Term Plan	(3)	$201,350	$302,025	N/A	N/A	N/A	N/A
	12/31/2020	Long-Term Equity Plan	(4)	$97,252	$145,878	$180,611	$270,916	10,772	$189,910

(1)	There are no minimum or threshold payouts under any of our incentive plans.

(2)	These amounts reflect the grant date fair value of the shares, determined in accordance with FASB ASC Topic 718. These amounts also are reflected in the Summary Compensation Table.

(3)

Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2020 calendar year. Awards are paid in cash (not equity) as soon as practicable after approval by the Compensation Committee. There is no post-2020 payout opportunity under this plan. Amounts disclosed are the target and maximum awards established by the Compensation Committee in early 2020. The amounts the NEOs actually received after the final payout are disclosed in the Summary Compensation Table.

(4)

Awards under the Long-Term Equity Plan are based on a one-year performance period that consists solely of the 2020 calendar year. Awards are paid, partially in transfer-restricted stock (approximately 65%) and partially in cash (approximately 35%), as soon as practicable after approval by the Compensation Committee. Therefore, there is no post-2020 payout opportunity under the plan. Stock awarded under the Long-Term Equity Plan generally may not be sold or transferred for ten years, beginning on the last day of the performance period. The dollar amounts disclosed are the dollar values of the target and maximum awards established by the Compensation Committee in early 2020. These amounts include a 15% increase to account for the immediate taxation of the equity awards using a 150% maximum award value. The 35% cash portion of the award is listed in column (A) of this table. The 65% stock portion of the award is listed in column (B). The amounts the NEOs actually received are disclosed in the Summary Compensation Table. As disclosed for 2020, the Compensation Committee reduced our CEO’s target long-term compensation percentage from 170% to 160%. That target percentage will remain the same (160%) for 2021.

EQUITY COMPENSATION

In 2020 all U.S.-based salaried employees in salary grades 17 and above, including the NEOs, participated in the Long-Term Equity Plan. These employees also are eligible to receive discretionary equity awards under the Supplemental Equity Plan. All awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation Committee. Therefore, no equity awards remain outstanding for the year ended December 31, 2020.

Awards under the Long-Term Equity Plan are paid partially in cash and partially in the form of fully vested shares of stock subject to transfer restrictions generally for a period of ten years for NEOs, from the last day of the performance period. Refer to the section above entitled “Long-Term Incentive Compensation” for additional information regarding our equity awards.

The following table reflects the stock awards issued under the Long-Term Equity Plan for 2020 performance. No stock awards were issued under the Supplemental Equity Plan for services in 2020. The Company does not sponsor any stock option plans.

STOCK VESTED

For Fiscal Year Ended December 31, 2020

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Gregory H. Trepp	55,258	$974,199
R. Scott Tidey	14,676	$258,738
Gregory E. Salyers	10,772	$189,910

(1)

The amounts shown in this table represent the number of shares received by the NEOs. Their awards were granted pursuant to a net exercise, whereby if the amount of the tax liability associated with the stock portion of the awards exceeds the cash awards under the Long-Term Equity Plan then a portion of the shares issued on the date of issuance would be subject to immediate surrender to the Company to pay taxes associated with the stock portion of the awards. No such surrenders were required in connection with the grants for 2020.

(2)

The value realized on vesting is the grant date fair value determined in accordance with FASB ASC Topic 718 ($17.630), multiplied by the number of shares issued pursuant to the Long-Term Equity Plan. The shares are fully vested when issued.

Stock Options

The Company does not sponsor and never sponsored a stock option plan.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

As previously discussed above in the section entitled “Limited Change in Control Benefits for All Employees,” the following change in control provisions apply to NEOs:

•

the account balances as of the date of the change in control in the Long-Term Cash Plan will be paid in a lump sum payment in the event of a change in control of the Company’s or the participant’s employer; and

•	participants also will receive a pro-rated target award for the year of the change in control under the incentive plans.

A “change in control” for purposes of these plans generally consists of any of the following provided that the event otherwise qualifies as a change in control under the regulations issued pursuant to Code Section 409A:

•

an acquisition of more than 50% of the voting securities of the Company or the voting securities of the subsidiary (for those employees of that particular subsidiary) other than acquisitions directly from the Company or the subsidiary, as applicable involving (i) any employee benefit plan; (ii) the Company; (iii) the applicable subsidiary or one of its affiliates; or (iv) the parties to the stockholders’ agreement discussed under the section entitled “Amount and Nature of Beneficial Ownership;”

•

the members of the Company’s current Board (and their approved successors) ceasing to constitute a majority of the Company’s Board or, if applicable, the board of directors of a successor of the Company;

•

for those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•

for all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply: (i) the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and (ii) at the time of the execution of the initial agreement, or of the action of the Board providing such business combination, at least a majority of the members of the Board were incumbent directors.

For purposes of calculating the amount of any potential payments to the NEOs under the table provided below, we assumed that a change in control occurred on December 31, 2020. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. There can be no assurance, however, that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

For Fiscal Year Ended December 31, 2020

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets in Year of Change in Control ($) (1)	Estimated Total Value of Cash Payments Based on Balance in Long-Term Cash Plan in Year of Change in Control ($) (2)	Estimated Total Value of all Payments on Change in Control ($)
Gregory H. Trepp	$2,122,404	$1,159,409	$3,218,813
R. Scott Tidey	$598,001	$321,482	$919,483
Gregory E. Salyers	$479,213	$249,634	$728,847

(1)

This column reflects the award targets under the 2020 incentive plans for the NEOs. Under the change in control provisions of the plans, the NEOs would be entitled to receive their award targets for 2020 if a change in control had occurred on December 31, 2020. Awards under the Long-Term Equity Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2020 target awards, which includes the 15% increase to account for the immediate taxation of Long-Term Equity Plan awards. As described in Note (4) to the Grants of Plan-Based Awards Table, the NEOs would receive approximately 35% of the value of the award in cash, and the remainder in shares of transfer-restricted Class A Common.

(2)

This column reflects the December 31, 2020 account balances under the Long-Term Cash Plan. Under the change in control provisions of that plan, the NEOs would be entitled to accelerate payment of their account balances if a change in control had occurred on December 31, 2020. The amounts shown were earned for services performed in years prior to 2018. The awards under the Long-Term Cash Plan are 100% vested but are subject to a three-year holding period. No additional amounts are paid due to a change in control.

NONQUALIFIED DEFERRED COMPENSATION BENEFITS

Refer to the sections above entitled “Retirement Plans” and “Long Term Incentive Compensation” for a detailed description of our nonqualified deferred compensation plans. The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our HBB Excess Plan and Long-Term Cash Plan:

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended December 31, 2020

Name	Applicable Plan	Executive Contributions in 2020 ($) (1)	Employer Contributions in 2020 ($) (2)	Aggregate Earnings in 2020 ($) (2)	Aggregate Withdrawals/ Distributions in 2020 ($)	Aggregate Balance at December 31, 2020 ($)
Gregory H. Trepp	HBB Excess Plan	N/A	$152,211	$22,857	$164,290	$175,068
	Long-Term Cash Plan (3)	N/A	$0	$85,446	$1,149,690	$1,159,409
R. Scott Tidey	HBB Excess Plan	N/A	$64,083	$9,618	$69,497	$73,701
	Long-Term Cash Plan	N/A	$0	$23,682	$368,016	$321,482
Gregory E. Salyers	HBB Excess Plan	N/A	$63,517	$9,538	$58,334	$73,055
	Long-Term Cash Plan	N/A	$0	$18,398	$261,963	$249,634

(1)	Neither the HBB Excess Plan nor the Long-Term Cash Plan permits employee contributions.

(2)

The employer contributions shown in this table are also reflected in the “All Other Compensation” column of the 2020 Summary Compensation Table. The “above-market earnings” portion (i.e., the interest earned in excess of 120% of the long-term applicable federal rate) of the amounts shown in the Aggregate Earnings column of this table also are included in the Nonqualified Deferred Compensation Earnings column of the 2020 Summary Compensation Table.

(3)

Effective January 1, 2018, the Long-Term Cash Plan closed to U.S. employees, including the NEOs, although the NEOs have outstanding awards previously granted before 2018. Except for earlier payments in the case of retirement, death, disability and other limited circumstances, Long-Term Cash Plan awards are paid in cash after a three-year holding period. Awards are credited to separate sub-accounts established for each NEO for each award year. The sub-accounts are credited annually with 2% interest. After year-end, while a participant remains actively employed, additional interest is credited based on a formula that takes into account the final payout percentage under the Long-Term Cash Plan for the year, with a maximum of 14%. None of the NEOs’ Long-Term Cash Plan account balances are reported as 2020 compensation in the 2020 Summary Compensation Table.

DEFINED BENEFIT PENSION PLANS

The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under the frozen HBB Pension Plan:

PENSION BENEFITS

For Fiscal Year Ended December 31, 2020

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Gregory H. Trepp	N/A (2)	N/A	N/A	N/A
R. Scott Tidey (3)	HBB Pension Plan	3	$17,175	$0
Gregory E. Salyers (4)	HBB Pension Plan	7.67	$48,596	$0

(1)

The amounts shown above were determined as of December 31, 2020, which is the measurement date for pension benefits used in our financial statements. In determining the amounts shown, the following material assumptions were used:

•	a discount rate of 1.87%
•	the RP2022 mortality table, projected generationally with scale MP2020 and no adjustments
•

the assumed retirement age is the earlier of (i) the plan’s stated normal retirement age or (ii) the earliest age at which retirement benefits are available without reduction for age, and no pre-retirement decrement

(2)	Mr. Trepp never participated in our frozen HBB Pension Plan.

(3)

Mr. Tidey earned a benefit under the cash balance portion of the HBB Pension Plan from January 1, 1994 through December 31, 1996, after which all cash benefits were frozen. His cash balance benefits were computed based on a percentage of pensionable earnings, using an age-based formula. His frozen cash balance account balance continues to earn interest credits based on the one-year U.S. Treasury Bill rate as of the last business day of the prior plan year plus 1%, up to maximum rate of 12%. Mr. Tidey is 100% vested in his cash balance benefits and may take a distribution of his benefits at any time following his termination of employment. Pensionable earnings included only base salary, cash in lieu of perquisites and short-term incentive compensation payments. Available forms of payment include annuities and a lump sum. As he is age 56, Mr. Tidey may commence distribution of his entire pension at any time following his termination of employment.

(4)

Mr. Salyers earned a combination of traditional defined benefits, as well as the cash balance benefit described above under the HBB Pension Plan. His traditional pension was computed under the following formula: 1.5% of “final average pay” multiplied by applicable years of credited service, reduced by a portion of his Social Security benefits. “Final average pay” is his average annual earnings for the highest five years during the last 10 years prior to the date on which traditional defined benefits were frozen. Mr. Salyers is 100% vested in his pension benefits. As he is over age 55, Mr. Salyers may commence distribution of his entire pension at any time following his termination of employment, although his traditional benefits will be reduced for early commencement prior to age 65.

CEO PAY RATIO

As an emerging growth company, the Company is exempt from the requirement to disclose the ratio of our CEO’s annual total compensation to that of our median employee. We, nevertheless, have chosen to provide the ratio of Mr. Trepp’s annual total compensation to the annual total compensation of our median employee (“Median Employee”). Our analysis included 827 individuals employed at any time during 2020 by the Company and its subsidiaries, excluding Mr. Trepp, in full-time, part-time, and seasonal roles (including, individuals working outside of the United States).

We chose December 31, 2020 as the date for identifying the Median Employee (“Determination Date”) and used taxable wages as our consistently applied compensation measure. We reviewed total compensation for the period beginning January 1, 2020 and ending December 31, 2020. We did not make any assumptions, adjustments, or estimates with respect to total taxable compensation and did not annualize compensation for any of the employees who were not employed for all of 2020. Notwithstanding this, our disclosure is a reasonable estimate that involves a degree of imprecision although we calculated it in a manner consistent with Item 402(u) of Regulation S-K.

We calculated annual total compensation for 2020 for the Median Employee (a Hamilton Beach Brands, Inc. employee) using the same methodology we use for our NEOs as set forth in the 2020 Summary Compensation Table. The Median Employee’s annual total compensation was $57,220. Mr. Trepp served as our President and CEO throughout 2020 and, as reflected in the 2020 Summary Compensation Table, his total compensation in 2020 was $3,119,154. Based on this, our estimate of the ratio of CEO compensation to the compensation of our Median Employee for 2020 was 55 to 1. (With the January 21, 2020 closure of the Company’s retail subsidiary, Kitchen Collection, LLC, there was a significant change in the Company’s employee population and consequently a significant difference between this pay ratio and the pay ratio reported last year.)

PART IV - OTHER IMPORTANT INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the information as of December 31, 2020 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	572,506
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	572,506

Class B Shares:
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	0

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON STOCK

Set forth in the following tables is the indicated information as of March 16, 2021 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common, and (3) the beneficial ownership of Class A Common and Class B Common by our directors, director nominees, NEOs and all of our executive officers, directors and director nominees as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class
FMR LLC (1) 245 Summer Street Boston, MA 02210	Class A	207,816	—		825,132		8.41%

Dimensional Fund Advisors LP (2) 6300 Bee Cave Road Austin, Texas 78746	Class A	471,900	—		490,818		5.00%
Zuckerman Investment Group, LLC (3) 155 N. Wacker Drive Suite 1700 Chicago, IL 60606	Class A	—	594,803		594,803		6.06%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	Class A	495,460	—		501,119		5.11%

Mark R. Belgya (5)	Class A	16,278	—		16,278		* *

J.C. Butler, Jr. (5)	Class A	90,726	1,287,955	(6)	1,378,681	(6)	14.05%

John P. Jumper (5)	Class A	23,246	—		23,246		* *

Dennis W. LaBarre (5)	Class A	33,947	—		33,947		* *

Paul D. Furlow (5)	Class A	10,401	—		10,401		* *

Michael S. Miller (5)	Class A	18,352	—		18,352		* *

Alfred M. Rankin, Jr. (5)	Class A	435,406	1,253,204	(7)	1,688,610	(7)	17.20%

Thomas T. Rankin (5)	Class A	162,243	1,214,288	(8)	1,376,531	(8)	14.03%

James A. Ratner (5)	Class A	33,107	—		33,107		* *

Gregory E. Salyers	Class A	25,912	—		25,912		* *

Gregory H. Trepp	Class A	132,664	—		132,664		1.35%

R. Scott Tidey	Class A	33,307	—		33,307		* *

Clara R. Williams (5)	Class A	86,494	1,226,048	(9)	1,312,542	(9)	13.37%

All executive officers, directors and director nominees as a group (15 persons)	Class A	1,130,869	1,349,497	(10)	2,480,366	(10)	25.27%

** Less than 1.0%.

(1)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 8, 2021 reported that FMR LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(2)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 12, 2021 reported that Dimensional Fund Advisors LP (“Dimensional”) may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”), which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote and the sole power to invest the shares reported above. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(3)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 10, 2021 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(4)

A Schedule 13G/A filed with the SEC with respect to Class A Common on January 29, 2021 reported that BlackRock, Inc. may be deemed to beneficially own the shares of Class A Common reported above as a result of being the parent holding company of several subsidiaries (“BlackRock Subsidiaries”) that acquired Class A Common. BlackRock, Inc. possesses the sole power to vote 495,460 shares owned by BlackRock Subsidiaries of Class A Common and the sole power to invest 501,119 shares of Class A Common owned by BlackRock Subsidiaries.

(5)

Pursuant to our Non-Employee Directors’ Plan, each current non-employee director has the right to acquire additional shares of Class A Common within 60 days after March 16, 2021. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2021 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2021.

(6)

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin Associates II, L.P. (“Rankin II”), Mr. Butler may be deemed to beneficially own, and share the power to dispose, of 338,295 shares of Class A Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of all 338,295 shares of Class A Common held by Rankin II. Mr. Butler’s spouse is a member of Rankin Associates I, L.P. (“Rankin I”) and Rankin Associates IV, L.P. (“Rankin IV”); therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class A Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares.

(7)

Alfred M. Rankin, Jr. may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,253,204 shares of Class A Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family, and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(8)

Thomas T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Thomas Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Thomas Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Thomas Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Thomas Rankin are 1,214,288 shares of Class A Common held by (a) members of Mr. Thomas Rankin’s family, and (b) Rankin I, Rankin II and Rankin IV. Mr. Thomas Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(9)

Clara R. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin I. Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin II. In addition, Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin IV. Ms. Williams, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Ms. Williams are 1,226,048 shares of Class A Common held by (a) members of Ms. Williams’ family, (b) trusts for the benefit of members of Ms. Williams’ family, and (c) Rankin I, Rankin II and Rankin IV. Ms. Williams disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interest in each such entity.

(10)

The aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees and the aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. Alfred M. Rankin, Jr. has disclaimed beneficial ownership in note (7) above; (ii) Mr. Butler has disclaimed beneficial ownership in note (6) above; (iii) Mr. Thomas Rankin has disclaimed beneficial ownership in note (8) above; and (iv) Ms. Williams has disclaimed beneficial ownership in note (9) above. As described in note (5) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after March 16, 2020 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class

Clara Taplin Rankin, et al. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124-4069	Class B	—	—		3,266,335	(1)	80.78%
Abigail II LLC 5910 South University Blvd. Unit C-18 Greenwood Village, CO 80121-2879	Class B	—	349,100	(2)	349,100	(2)	8.63%
Rankin Associates I, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—	—		472,371	(3)	11.68%
Rankin Associates IV, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—	—		400,000	(4)	9.89%
Rankin Associates II, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—	—		338,295	(5)	8.37%

Mark R. Belgya	Class B	—	—		—		—

J.C. Butler, Jr.	Class B	74,448	1,287,955	(6)	1,362,403	(6)	33.69%

John P. Jumper	Class B	6,968	—		6,968		**

Dennis W. LaBarre	Class B	17,669	—		17,669		**

Paul D. Furlow	Class B	—	—		—		—

Michael S. Miller	Class B	—	—		—		—

Alfred M. Rankin, Jr.	Class B	393,949	1,253,204	(7)	1,647,153	(7)	40.73%

Thomas T. Rankin	Class B	145,965	1,214,288	(8)	1,360,253	(8)	33.64%

James A. Ratner	Class B	12,272	—		12,272		**

Gregory E. Salyers	Class B	—	—		—		—

Gregory H. Trepp	Class B	—	—		—		—

R. Scott Tidey	Class B	—	—		—		—

Clara R. Williams	Class B	77,289	1,226,048	(9)	1,303,337	(9)	32.23%
All executive officers, directors and director nominees as a group (15 persons)	Class B	728,561	1,349,497	(10)	2,078,058	(10)	51.39%

** Less than 1.0%.

(1)

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 12, 2021 (the “Stockholders’ 13D/A”) reported that, except for Hamilton Beach Holding, including in its capacity as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,266,335 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 80.78% of the Class B Common outstanding on

March 16, 2020 or 71.60% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, Hamilton Beach Holding may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.

(2)

A Schedule 13D filed with the SEC with respect to Class B Common on November 11, 2020 reported that Abigail II LLC (“Abigail II”) may be deemed as a group to beneficially own the shares of Class B Common reported above. Abigail II is made up of individuals and entities holding ownership interests in Abigail II. Although Abigail II is deemed to hold 349,100 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. The power to vote or dispose of the shares held by Abigail II is deemed to be shared by Beatrice B. Taplin, Britton T. Taplin and Frank F. Taplin, as Members and Managers of Abigail II. The Schedule 13D filed for Abigail II reported that the Class B Common beneficially owned by Abigail II is also subject to the stockholders’ agreement.

(3)

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 12, 2021 reported that Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4)

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 12, 2021 reported that Rankin IV and the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

(5)

A Schedule 13D filed with the SEC with respect to Class B Common on February 12, 2021 reported that Rankin II and the trusts holding limited partnership interests in Rankin II may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class B Common held by Rankin II. Although Rankin II holds the 338,295 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin II, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin II.

Each of the trusts holding general and limited partnership interests in Rankin II share with each other the power to dispose of such shares. Under the terms of the Limited Partnership Agreement of Rankin II, Rankin II may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin II and the consent of the holders of more than 75% of all of the partnership interests of Rankin II. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin II and each of the trusts holding limited partnership interests in Rankin II is also subject to the stockholders’ agreement.

(6)

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin II, Mr. Butler may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class B Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of all 338,295 shares of Class B common stock held by Rankin II. Mr. Butler’s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class B Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class B Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class B Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares. The Stockholders 13D/A reported that the Class B Common beneficially owned by J.C. Butler, Jr. is subject to the stockholders’ agreement.

(7)

As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B Common held by Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class B Common held by Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,253,204 shares of Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

(8)

Thomas T. Rankin may be deemed to be a member of the group described in note (5) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Thomas Rankin may be deemed to be a member of the groups described in notes (3) and (4) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Thomas Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Rankin II and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Thomas Rankin are 1,214,288 shares of Class B Common held by (a) members of Mr. Thomas Rankin’s family and (b) Rankin I, Rankin II and Rankin IV. Mr. Thomas Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Thomas T. Rankin is subject to the stockholders’ agreement.

(9)

As a result of Clara R. Williams holding through her trust, of which she is trustee, partnership interests in Rankin I, Ms. Williams may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B Common held by Rankin I. Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in

Rankin II. As a result, the group consisting of Ms. Williams, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class B Common held by Rankin II. In addition, Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin IV. As a result, the group consisting of Ms. Williams, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Included in the table above for Ms. Williams are 1,226,048 shares of Class B Common held by (a) members of Ms. Williams’ family, (b) trusts for the benefit of members of Ms. Williams’ family and (c) Rankin I, Rankin II and Rankin IV. Ms. Williams disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Clara R. Williams is subject to the stockholders’ agreement.

(10)

The aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group and the aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. Rankin has disclaimed beneficial ownership in note (7) above; Mr. Butler has disclaimed beneficial ownership in note (6) above; Mr. Thomas Rankin has disclaimed beneficial ownership in note (8) above; and Ms. Williams has disclaimed beneficial ownership in note (9) above.

Alfred M. Rankin, Jr. and Thomas T. Rankin are brothers. J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. Clara R. Williams is the daughter of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 2,124,366 shares, or 21.64%, of the Class A Common and 2,041,148 shares, or 50.48%, of the Class B Common outstanding on March 16, 2021. The combined beneficial ownership of all our directors and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,480,366 shares, or 25.27%, of the Class A Common and 2,078,058 shares, or 51.39%, of the Class B Common outstanding on March 16, 2021. Such shares of Class A Common and Class B Common together represent 46.29% of the combined voting power of all Class A Common and Class  B Common outstanding on such date.

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES

Stockholder recommendations for nominees for election to our Board must be submitted in writing to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year’s annual meeting of stockholders. All stockholder recommendations for director nominees must set forth the following information:

1.

the name and address of the stockholder recommending the candidate for consideration as such information appears on the records of the Company, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.

complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company;

4.	the disclosure of any relationship of the candidate being recommended with the Company or any of its subsidiaries or affiliates, or its independent public accountants, whether direct or indirect;

5.

the disclosure of any relationship of the candidate being recommended or any immediate family member of the candidate being recommended with the independent registered public accounting firm of the Company;

6.

a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

7.

a written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to the Company’s undertaking of an investigation into that individual’s background, credit history, education, experience and other qualifications in the event that the NCG Committee desires to do so, has consented to be named in the Company’s proxy statement and has consented to serve as a director of the Company, if elected.

The NCG Committee has not specifically identified or published qualifications, qualities or skills that our directors must possess. In evaluating director nominees, the NCG Committee will consider such factors as it deems appropriate and other factors identified from time to time by the Board. The NCG Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, and the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of the Board and other new director candidates. The NCG Committee’s goal in selecting directors for nomination to the Board is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable the Company to pursue its strategic objectives.

The NCG Committee will consider all information provided to it that is relevant to a candidate’s nomination as a director of the Company. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate whom it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the NCG Committee will meet to determine whether to recommend the candidate to the Board. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.

The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee will consider various potential candidates. Candidates may be recommended by current members of the Board, third-party search firms or stockholders. No search firm was retained by the NCG Committee during the past fiscal year. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with the Company. In order to preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received on or before December 6, 2021. Such proposals must be addressed to the Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. A stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after January 5, 2022 but on or before February 4, 2022 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between January 5, 2022 and February 4, 2022. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, proxies may be solicited by our directors, officers and employees by in-person meeting, telephone or other forms of communication. Such persons will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with, and reimbursement of reasonable out-of-pocket expenses will be paid to, brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons.

OTHER MATTERS

The directors know of no other matters that are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

Dana B. Sykes

Secretary

Glen Allen, Virginia

April 5, 2021

It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to complete the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to attend the Annual Meeting and vote in person, please contact our Secretary at 4421 Waterfront Drive, Glen Allen, Virginia 23060, or call (804) 273-9777 or email ir@hamiltonbeachbrands.com.

APPENDIX A

HAMILTON BEACH BRANDS HOLDING COMPANY

NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION PLAN

(Amended and Restated Effective May 18, 2021)

1.        Purpose of the Plan

The purpose of this Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan (“Plan”) is to provide for the payment to the non-employee directors of Hamilton Beach Brands Holding Company (“Company”) a portion of their Directors’ fees in capital stock of the Company to help further align the interests of the Directors with the stockholders of the Company and thereby promote the long-term interests of the Company.

2.        Effective Date

This Plan was originally effective September 29, 2017. This amended and restated Plan is effective May 18, 2021 (“Effective Date”), subject to the approval of the Plan by the stockholders of the Company as of such Effective Date.

3.        Definitions

(a)         “Average Share Price” means the average of the closing price per share of Class A Common Stock on the New York Stock Exchange on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on the Quarter Date.

(b)         “Board” means the Board of Directors of the Company.

(c)         “Class A Common Stock” means (i) the Company’s Class A Common Stock, par value $0.01 per share and (ii) any security into which Class A Common Stock may be converted by reason of any transaction or event of the type referred to in Section 5(c) of this Plan.

(d)         “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer this Plan in accordance with the provisions hereof, so long as any such committee consists of not less than two directors of the Company and so long as each member of the Committee is (i) an “independent director” under the Rules of the New York Stock Exchange and (ii) a “non-employee director” for purposes of Rule 16b-3.

(e)         “Director” means an individual duly elected or chosen as a director of the Company who is not also an employee of the Company or its subsidiaries.

(f)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

(g)         “Extraordinary Event” shall have the meaning set forth in Section 5.

(h)         “Payment Deadline” means the date that is the fifteenth day of the third month after each Quarter Date.

(i)         “Quarter Date” means the last day of the calendar quarter for which a Required Amount or Voluntary Amount is earned.

(j)         “Required Amount” means an amount of money constituting that portion (as determined from time to time by the Board) of a Director’s standard non-employee director annual retainer (“Retainer”) earned by such Director for his services as a Director for any calendar quarter that is payable in Shares as described in Section 4.l(a).

(k)         “Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.

(l)         “Shares” means shares of Class A Common Stock that are issued or transferred to a Director pursuant to, and with such restrictions as are imposed by, the terms of this Plan in respect of the Director’s Required Amount.

(m)         “Transfer” shall have the meaning set forth in Section 4.2(a).

(n)         “Voluntary Amount” shall have the meaning set forth in Section 4.2(b).

(o)         “Voluntary Shares” means shares of Class A Common Stock that are issued or transferred to a Director in accordance with Section 4.1(c) in respect of the Director’s Voluntary Amount.

4.        Shares and Voluntary Shares

4.1        Required Amount and Voluntary Amount

(a)         Required Amount. From time to time, the Board shall determine (i) the amount of the Retainer to be paid to each Director for each calendar quarter of a year, (ii) subject to Section 4.l(b), the portion of the Retainer that shall be paid in cash and (iii) the equity portion of the Retainer (expressed in dollars) that is required to be paid in Shares as described in Section 4.l(c) (i.e., the Required Amount), in each case subject to pro-ration in the event that the Director begins or ceases non-employee Director service during the applicable calendar quarter.

(b)         Voluntary Shares. For any calendar quarter, a Director may elect to have up to 100% of the cash component of the Retainer payable for such quarter in excess of the Required Amount, and any other cash to be earned by the Director for such quarter for services as a director of the Company (collectively referred to as a “Voluntary Amount”), not paid to the Director in cash, but instead to have the Voluntary Amount applied to the issuance or transfer to the Director of Voluntary Shares as described in Section 4.1(c); provided that the Director must notify the Company in writing of such election prior to the first day of the calendar quarter for which such election is made, which election will be irrevocable after such date for such calendar quarter and shall remain in effect for future calendar quarters unless or until revoked by the Director prior to the first day of a calendar quarter.

(c)         Issuance of Shares and Voluntary Shares. Promptly following each Quarter Date (and, in any event, no later than the Payment Deadline), the Company shall issue or transfer to each Director (or to a trust for the benefit of the Director, or such Director’s spouse, children or grandchildren, if so directed by the Director) (i) a number of whole Shares equal to the Required Amount for the calendar quarter ending on such Quarter Date divided by the Average Share Price and (ii) a number of whole Voluntary Shares equal to such Director’s Voluntary Amount for such calendar quarter divided by the Average Share Price. To the extent that the application of the foregoing formulas would result in fractional Shares or fractional Voluntary Shares, no fractional shares of Class A Common Stock shall be issued or transferred by the Company pursuant to this Plan, but instead, such amount shall be paid to the Director in cash at the same time the Shares and Voluntary Shares are issued or transferred to the Director. Shares and Voluntary Shares shall be fully paid, nonassessable shares of Class A Common Stock. Shares shall be subject to the restrictions set forth in this Plan, whereas Voluntary Shares shall not be so restricted. Shares and Voluntary Shares may be shares of original issuance or treasury shares or a combination of the foregoing and, in the discretion of the Company, may be issued as certificated or uncertificated shares. The Company shall pay any and all fees and commissions incurred in connection with the purchase by the Company of shares of Class A Common Stock which are to be Shares or Voluntary Shares and the transfer to Directors of Shares or Voluntary Shares.

(d)         Withholding Taxes. To the extent that the Company is required to withhold federal, state, local, or other taxes in connection with any amount payable to a Director under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of any Shares or Voluntary Shares that the Director make arrangements satisfactory to the Committee for the payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of the Shares or the Voluntary Shares. To the extent permitted under applicable law, the Committee and Director also may make similar arrangements with respect to the payment of any other taxes derived from or related to the payment of Shares or Voluntary Shares with respect to which withholding is not required.

4.2        Restrictions on Shares.

(a)         Restrictions on Transfer of Shares. No Shares shall be assigned, pledged, hypothecated or otherwise transferred (any such assignment, pledge, hypothecation or transfer being referred to herein as a “Transfer”) by a Director or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution, (ii) pursuant to a domestic relations order that would meet the definition of a qualified domestic relations order under Section 206(d)(3)(B) of ERISA if such provisions applied to the Plan or a similar binding judicial order (“QDRO”), or (iii) directly or indirectly to a trust or partnership for the benefit of a Director, or such Director’s spouse, children or grandchildren. Shares transferred to a person other than the Director pursuant to a QDRO shall not be subject to the restrictions described in this Section 4.2(a), but Shares transferred to a trust or partnership for the benefit of a Director, or such Director’s spouse, children or grandchildren, shall remain subject to the restrictions described in this Section 4.2(a) until such restrictions lapse pursuant to the following sentence. The restrictions on Shares set forth in this Section shall lapse for all purposes and shall be of no further force or effect upon the earliest to occur of (A) ten years after the Quarter Date with respect to which such Shares were issued or transferred, (B) the date of the death or cessation of service to the Company due to permanent disability of the Director, (C) five years (or earlier with the approval of the Board) after the Director’s retirement from the Board, (D) the date that a Director is, both, retired from the Board and has reached 70 years of age, or (E) at such other time as determined by the Board in its sole and absolute discretion. Following the lapse of restrictions, at the Director’s request, the Company shall take all such action as may be necessary to remove such restrictions from the stock certificates, or other applicable records with respect to uncertificated shares, representing the Shares, such that the resulting shares shall be fully paid, nonassessable and unrestricted by the terms of this Plan.

(b)         Dividends, Voting Rights, Exchanges, Etc. Except for the restrictions set forth in this Section 4.2 and any restrictions required by law, a Director shall have all rights of a stockholder with respect to his Shares including the right to vote and to receive dividends as and when declared by the Board and paid by the Company. Except for any restrictions required by law, a Director shall have all rights of a stockholder with respect to his Voluntary Shares.

(c)         Restriction on Transfer of Rights to Shares. No rights to Shares or Voluntary Shares shall be assigned, pledged, hypothecated, or otherwise transferred by a Director or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a QDRO.

(d)         Legend. The Company shall cause a legend, in substantially the following form, to be placed on each certificate, or other applicable record(s) with respect to uncertificated shares, for the Shares:

THE[SE] SHARES [REPRESENTED BY THIS CERTIFICATE] ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE HAMILTON BEACH BRANDS HOLDING COMPANY NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION PLAN (“PLAN”). SUCH RESTRICTIONS ON TRANSFER UNDER THE PLAN SHALL LAPSE FOR ALL PURPOSES AND SHALL BE OF NO FURTHER FORCE OR EFFECT AFTER                     , OR SUCH EARLIER TIME AS PROVIDED IN THE PLAN.

5.        Amendment, Termination and Adjustments

(a)         The Board may alter or amend the Plan from time to time or may terminate it in its entirety; provided, however, that no such action shall, without the consent of a Director, materially adversely affect the rights in any Shares or Voluntary Shares that were previously issued or transferred to the Director or that were earned by, but not yet issued or transferred to, such Director. Unless otherwise specified by the Committee, all

Shares that were issued or transferred prior to the termination of this Plan shall continue to be subject to the terms of this Plan following such termination; provided that the transfer restrictions on such Shares shall lapse in accordance with Section 4.2(a). In any event, no Shares or Voluntary Shares may be issued or transferred under this Plan on or after the tenth anniversary of the Effective Date.

(b)         Notwithstanding the provisions of Subsection (a), without further approval by the stockholders of the Company, no such amendment or termination shall (i) materially increase the total number of shares of Class A Common Stock that may be issued or transferred under this Plan specified in Section 6 (except that adjustments and additions expressly authorized by this Section shall not be limited by this clause (i)) or (ii) make any other change for which stockholder approval would be required under applicable law or stock exchange requirements.

(c)         The Committee shall make or provide for such adjustments in the Average Share Price, in the kind of shares that may be issued or transferred hereunder, in the number of shares of Class A Common Stock specified in Section 6(a) or 6(b), in the number of outstanding Shares or Voluntary Shares for each Director, and in the terms applicable to the Shares or Voluntary Shares under this Plan, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to reflect (i) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing (collectively referred to as an “Extraordinary Event”). Moreover, in the event of any such Extraordinary Event, the Committee may provide in substitution for any or all outstanding Shares or Voluntary Shares under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable under the circumstances and shall require in connection therewith the surrender of all Shares or Voluntary Shares so replaced. All securities received by a Director with respect to Shares or Voluntary Shares in connection with any Extraordinary Event shall be deemed to be Shares or Voluntary Shares, as applicable, for purposes of this Plan and shall be restricted pursuant to the terms of this Plan to the same extent and for the same period as if such securities were the original Shares or Voluntary Shares with respect to which they were issued or transferred, unless the Committee, in its sole and absolute discretion, eliminates such restrictions or accelerates the time at which such restrictions on transfer shall lapse.

6.        Shares Subject to Plan

(a)         Subject to adjustment as provided in this Plan, the total number of shares of Class A Common Stock that may be issued or transferred under this Plan on or after the Effective Date will not exceed in the aggregate 300,000, plus any additional shares that remain available for issuance under the Plan originally effective September 29, 2017. Notwithstanding anything to the contrary contained in this Plan, shares of Class A Common Stock withheld by the Company, tendered or otherwise used to satisfy any tax withholding obligation will count against the aggregate number of shares of Class A Common Stock available under this Section 6(a).

(b)         Notwithstanding anything in this Section 6, or elsewhere in this Plan to the contrary, and subject to adjustment as provided in this Plan, in no event will any Director receive in any calendar year more than 30,000 shares of Class A Common Stock, in the aggregate, under this Plan.

7.        Approval By Stockholders

The Plan was approved originally by the Board of Directors and sole stockholder of the Company on September 18, 2017 (thereafter effective on September 29, 2017), and this amended and restated Plan was approved by the stockholders of the Company on the Effective Date.

8.        General Provisions

(a)        No Continuing Right as Director. Neither the adoption nor operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any Director any right to continue as a Director of the Company or any subsidiary of the Company.

(b)         Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

(c)         Cash If Shares Not Issued. All Required Amounts and Voluntary Amounts are the property of the Directors and shall be paid in cash in the event that Shares and Voluntary Shares may not be issued or transferred to Directors hereunder in respect of Required Amounts or Voluntary Amounts.

(d)         Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender also shall include the feminine. The use of the singular also shall include the plural, and vice versa.

(e)         Section 409A of the Internal Revenue Code. This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued thereunder, and shall be administered in a manner that is consistent with such intent.

Hamilton Beach Brands
Holding Company
Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be
received by 11:00 a.m. EST on May 18, 2021.
Online
Go to www.investorvote.com/HBB or scan
the QR code — login details are located in
the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within
the USA, US territories and Canada
Save paper, time and money!
Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/HBB
2021 Annual Meeting Proxy Card
qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.
1. Election of Directors +
01 - Mark R. Belgya 02 - J.C. Butler, Jr. 03 - Paul D. Furlow 04 - John P. Jumper
05 - Dennis W. LaBarre 06 - Michael S. Miller 07 - Alfred M. Rankin, Jr. 08 - Thomas T. Rankin
09 - James A. Ratner 10 - Gregory H. Trepp 11 - Clara R. Williams
Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees
01 02 03 04 05 06 07 08 09 10 11 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.
For Against Abstain For Against Abstain
2. Proposal to approve the amended and restated Hamilton Beach 3. Proposal to approve, on an advisory basis, the Company’s Brands Holding Company Non-Employee Directors’ Equity Named Executive Officer compensation.
Incentive Plan.
4. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2021.
B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
1UPX
03F6UA

2021 Annual Meeting Admission Ticket
2021 Annual Meeting of Hamilton Beach Brands Holding Company Stockholders
May 18, 2021, 11:00 a.m. Eastern Standard Time
5875 Landerbrook Dr., Cleveland OH 44124
Upon arrival, please present this admission ticket and photo identification at the registration desk.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The 2021 Proxy Statement and 2020 Annual Report are available, free of charge, at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials.
The Company’s Annual Report for the year ended December 31, 2020 is being mailed to stockholders concurrently with the 2021 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not considered part of the proxy soliciting material.
If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.
Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.investorvote.com/HBB
qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
Hamilton Beach Brands Holding Company + Notice of 2021 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — May 18, 2021
Dennis W. LaBarre and Alfred M. Rankin, Jr., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hamilton Beach Brands Holding Company to be held on May 18, 2021 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2-4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address — Please print new address below.
Comments — Please print your comments below.